  As filed with the Securities and Exchange Commission on February 13, 1997
                                                                33-
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            -----------------------

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          ---------------------------

                                EMB CORPORATION
                (Name of small business issuer in its charter)

          HAWAII                            6162                 95-3811580
(State or other jurisdiction of      (Primary Standard        (I.R.S. Employer
 incorporation or organization)   Industrial Classification  Identification No.)
                                       Code Number)

      575 ANTON BOULEVARD               575 ANTON BOULEVARD                   JAMES E. SHIPLEY, PRESIDENT
          SUITE 200                          SUITE 200                              EMB CORPORATION
COSTA MESA, CALIFORNIA 92626           COSTA MESA, CALIFORNIA 92626               575 ANTON BOULEVARD
       (714) 437-0715              (Address of principal place of business            SUITE 200
 (Address and telephone number   or intended principal place of business)    COSTA MESA, CALIFORNIA 92626
of principal executive offices)                                                    (714) 437-0715
                                                                             (Name, address and telephone
                                                                             number, of agent for service)

                          ---------------------------
                                   Copies to:

                          STEPHEN A. ZRENDA, JR., ESQ.
                          STEPHEN A. ZRENDA, JR., P.C.
                               1520 LIBERTY TOWER
                               100 NORTH BROADWAY
                       OKLAHOMA CITY, OKLAHOMA 73102-8601
                                 (405) 235-2111
                          ----------------------------

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

==================================================================================================
                                CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Title of each class of       Dollar     Proposed maximum      Proposed maximum       Amount of
securities to be          Amount to be   offering price      aggregate offering     registration
registered                 registered     per unit(1)             price(1)              fee
--------------------------------------------------------------------------------------------------
Common Stock,
 no par value             $10,335,938        $3.06              $10,335,938          $3,132.10
==================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the closing bid and ask prices per share of the Common Stock in the over-the-counter (EBB) market on February 7, 1997.
                        -------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

                                EMB CORPORATION

                    CROSS REFERENCE SHEET SHOWING LOCATION
     IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM SB-2

     ITEM IN PART I OF FORM SB-2                                          LOCATION IN PROSPECTUS
     ---------------------------                                          ----------------------
1.   Front of Registration Statement and Outside Front Cover of
          Prospectus................................................      Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages of Prospectus........      Inside Front and Outside Back Cover
                                                                            Pages
3.   Summary Information and Risk Factors...........................      The Company-Summary Financial
                                                                            Information; Investment
                                                                            Considerations; Business

4.   Use of Proceeds................................................      Not Applicable

5.   Determination of Offering Price................................      Front Cover Page; Investment
                                                                            Considerations

6.   Dilution.......................................................      Investment Considerations

7.   Selling Security Holders.......................................      Selling Stockholder

8.   Plan of Distribution...........................................      Front Cover Page

9.   Legal Proceedings..............................................      Legal Proceedings

10.  Directors, Executive Officers, Promoters and Control Persons...      Management

11.  Security Ownership of Certain Beneficial Owners and Management.      Principal Stockholders; Management-
                                                                            Security Ownership of Certain Beneficial
                                                                            Owners and Management

12.  Description of Securities......................................      Outside Front Cover Page;
                                                                            Capitalization; Description of Capital
                                                                            Stock

13.  Interest of Named Experts and Counsel...........................     Experts

14.  Disclosure of Commission Position on Indemnification for
          Securities Act Liabilities.................................     Management-Indemnification of
                                                                            Directors and Officers

15.  Organization Within Last Five Years.............................     The Company; Business

16.  Description of Business.........................................     The Company; Business

17.  Management's Discussion and Analysis or Plan of Operations......     Management's Discussion and
                                                                             Analysis of Financial Condition and
                                                                             Results of Operations; Business

18.  Description of Property.........................................     Business-Properties

19.  Certain Relationships and Related Transactions..................     Management-Certain Relationships
                                                                            and Related Transactions

20.  Market for Common Equity and Related Stockholder Matters........     Market Price; Description of Capital
                                                                            Stock

21.  Executive Compensation........  ................................     Management-Compensation of
                                                                            Executive Officers

22.  Financial Statements............................................     Financial Statements

23.  Changes in and Disagreements with Accountants on Accounting......    Business-Changes in and
          and Financial Disclosure...................................       Disagreements with Accountants

                 SUBJECT TO COMPLETION, DATED FEBRUARY 13, 1997

        PROSPECTUS



                               3,375,000 Shares

                                EMB CORPORATION

                                 Common Stock

             All of the shares of Common Stock of EMB Corporation (the "Company") offered hereby are being transferred by Sterling Alliance Group, Ltd. (the "Selling Stockholder"), the majority stockholder of the Company, to its stockholders. SAG intends to transfer 3,375,000 shares of the Common Stock, no par value, of the Company to its stockholders in connection with the dissolution and liquidation of the Selling Stockholder. Neither the Company nor SAG will receive any proceeds from the transfer of the shares by the Selling Stockholder.

             The Company has an interactive software system for the origination and processing of mortgage loans which it calls Mortgage Approval Xpress, which is based in part on its license of software from Virtual Lending Technology, Inc., an affiliate of the Company. This system has been linked to the ProShare(R) software developed by Intel(R) Corporation that provides direct teleconferencing and interaction between prospective mortgage borrowers and mortgage lenders. The Company licenses its mortgage software system to real estate brokers, builders, credit unions, mortgage brokers and others. The Company also independently originates and processes mortgage loans, and intends to engage in the secondary placement of real estate mortgages. See "Business".

             The Company's Common Stock is traded in the over-the-counter market (electronic bulletin board) with the reported price quotations under the trading symbol EMBU. On February 3, 1997, the closing bid and asked prices of a share of the Common Stock of the Company was $3.25 and $3.437 respectively. See "Market Price".

                            ------------------------
       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                EMB Corporation
                              575 Anton Boulevard
                                   Suite 200
                         Costa Mesa, California 92626
                                (800) EMB-9022

            The date of this Prospectus is _________________, 1997.

                                  THE COMPANY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the number of shares of Common Stock give effect to a 4-for-1 stock split effected September 27, 1996.

                                  THE COMPANY

        EMB Corporation (the "Company") was incorporated in the State of Hawaii on May 5, 1960, and was previously known as "Pacific International, Inc."

        Until December 1995, the Company had been dormant and conducted no material operations for many years. The Company was originally incorporated to acquire developed and undeveloped real estate. In December 1995, the Company agreed to acquire all of the issued and outstanding capital stock of Electronic Mortgage Corporation ("EMB"), a California corporation (formerly named Electronic Mortgage Banc, Ltd.), certain real property, and other assets, and to assume certain liabilities, from Sterling Alliance Group, Ltd. ("SAG") in exchange for 3,375,000 shares of the Common Stock of the Company which presently represents approximately 58.3% of the issued and outstanding Common Stock of the Company.

        Since the completion of this acquisition, the Company has continued the operations of EMB, which is presently a wholly owned subsidiary of the Company. EMB is engaged in mortgage lending and in the business of originating, processing and marketing mortgage loans, and is engaged in the continuing development and marketing of its interactive mortgage software system. See "Business".

                                 THE OFFERING

Common Stock presently outstanding.............  5,792,801 Shares(1)

Common Stock to be outstanding after offering..  5,792,801 Shares(1)

Current trading symbol.........................  EMBU

-----------------------

(1) Does not include outstanding warrants to purchase 126,750 shares of Common Stock that are issued and outstanding as of January 31, 1997.

SUMMARY FINANCIAL INFORMATION

        The following table sets forth summary consolidated financial data and other operating data of the Company as of and for the two fiscal years ended September 30, 1996, which have been derived from the audited financial statements of the Company. See "Financial Statements".

        The data set forth below is qualified by reference to, and should be read in conjunction with, the financial statements and notes thereto and "Management's Discussion and Financial Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following summary financial data of the Company as of September 30, 1995 and September 30, 1996, are derived from the financial statements of the Company audited by Harlan & Boettger, independent accountants. This information should be read in conjunction with the financial statements the notes thereto set forth elsewhere in the Prospectus.


                                 Fiscal year ended September 30,
                                 -------------------------------
                                    1996                  1995
                                 -----------           ---------
STATEMENT OF OPERATIONS:
     Net sales                   $   276,419           $   97,400
     Cost of sales               $    29,636           $  --
     Gross profit                $   246,783           $   97,400
     Operating expenses          $ 2,821,300           $  534,480



     Loss from operations          $(2,643,198)          $ (437,080)
     Other income (expense),       $(   67,081)          $    7,825
       net
     Loss before income taxes      $(2,641,598)          $ (429,255)
     Income taxes                  $     1,600           $      800
     Net loss                      $(2,643,198)          $ (430,055)
     Loss per share                $(      .73)               $(.29)
     Weighted average shares         3,641,421            1,469,225
       outstanding


                                                            SEPTEMBER 30, 1996
                                                            ------------------
                                                                (audited)
Balance Sheet Data:
     Working capital                                           $          (395)
     Total assets                                              $     1,190,479
     Total long-term debt and capital lease obligations        $        95,096
     Total shareholders' equity                                $       501,600


                                USE OF PROCEEDS

        The Company and Sterling Alliance Group, Ltd. will not receive any proceeds from the transfer or sale of the Common Stock offered hereby.

                           INVESTMENT CONSIDERATIONS

RISK FACTORS RELATING TO THE COMPANY

        THE COMPANY. There is no assurance that the Company's activities will be profitable. The likelihood of the success of the Company must also be considered in light of the problems, expenses, difficulties, complications, delays and all of the inherent risks frequently encountered in the formation and operation of a relatively new business. See "Business".

        The Company may experience continued losses primarily because it will achieve limited revenues while incurring costs related to its business development. There is no assurance that the Company will attain profitable operations. The Company's success will depend upon its ability to continue the development of its mortgage software system, to originate and process mortgage loans, and to expand its marketing capabilities. There can be no assurance that the Company's mortgage services and systems will achieve a broad market acceptance. See "Capitalization".

        COSTS OF CONDUCTING BUSINESS. The Company will be required to incur substantial costs in the acquisition of computer and videoconferencing equipment, computer software and hardware, terminals and related equipment. A substantial portion of those costs must be paid whether or not its system proves to be commercially successful on a broad scale. The ability to generate a profit depends, among other factors, on the amount of equipment acquisition costs incurred, the amount of revenues from the licensing of its software system and mortgage services rendered by the Company, and its operating costs.

        LICENSING. The Company licenses its mortgage software system to others. Although the Company will establish criteria for the evaluation of prospective licensees, there is no assurance that the Company will be successful in attracting suitable licensees or that they will have the business abilities or financial resources necessary to fully utilize the services, or to successfully operate in their market.

        COMPETITION. The mortgage software business is expected to become highly competitive. Companies in the industry may have substantially greater financial, marketing, and technical resources than the Company. Further, the entry into this industry does not necessarily require a large capital expenditure and, accordingly, it can be expected that additional competitors may enter the industry in the future. It may be particularly difficult for a relatively small independent company to compete with larger companies which have significantly greater resources. There can be no assurance that the Company will be able to successfully compete if such an environment develops.

        TECHNOLOGICAL CHANGE AND LACK OF PATENTS. The Company expects that many new technologies and products will be introduced in the computer software and services markets over the next several years. The Company's success will depend, among other things, on its ability to maintain a competitive position technologically. The Company has not developed its own proprietary software and hardware and is depending primarily upon others for development of such software and hardware. There can be no assurance that the Company will have access to subsequently developed software by other persons. Technological advances by a competitor may result in the Company's present or future products becoming noncompetitive or obsolete. The Company cannot be assured that competitors will not develop functionally similar or superior systems, which event could have an adverse effect on the Company's business.

        Management of the Company is considering the possibility of developing, alone and jointly with others, software and hardware systems for additional applications. No final decision to proceed with such development has been made. There can be no assurance that the Company will undertake the development of any such systems or, if undertaken, that the systems will be functional or profitable. See "Business".

        CONFLICTS OF INTEREST. There are anticipated material conflicts of interest between the Company and its stockholders or its affiliates, and there may be potential conflicts of interest involving the Company and its stockholders or its affiliates, some of which may affect the planned business activities of the Company. The Board of Directors will attempt to resolve any conflict of interest situation which may arise and which is brought to the attention of the Board of Directors on a case-by-case basis. See "Conflicts of Interest".

        NON-ARM'S LENGTH TRANSACTIONS. The Company may engage in transactions with its officers, directors and stockholders. Such transactions may be considered as not having occurred at arm's length. The Company may continue to do business with such persons in the future, but intends to contract with them on the same basis and upon no more favorable terms than could be obtained from persons not affiliated with the Company. See "Conflicts of Interest."

        LACK OF CONTRACTS. The Company has only entered into a limited number of contracts for its mortgage software. There can be no assurance that the Company will be able to obtain sufficient and suitable additional contracts for its business plan.

        DEPENDENCE ON KEY PERSONNEL. The success of the Company is largely dependent on the efforts of James E. Shipley, the Company's Chief Executive Officer and President, and of Rory P. Hughes, the Vice President-Research and Development of the Company. Their loss would be detrimental to the Company because the specialized nature of the Company's business requires highly trained personnel.

        The Company's success depends to a significant extent upon members of senior management and other key employees of the Company, none of whom is bound by an employment agreement or have experience in managing a large, public mortgage or software company. The Company does not maintain key man life insurance on any of its employees. The loss of the service of any of these individuals could have a material adverse effect on the Company. In addition, the Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel is intense, and the Company expects that such competition will continue for the foreseeable future. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management".

        RELIANCE ON MANAGEMENT. Substantially all decisions regarding management of the Company's affairs will be made by the officers of the Company. Accordingly, stockholders must be willing to entrust all aspects of management to them. Potential investors must carefully evaluate the personal experience and business performance of the principals of the Company. The Company also intends to retain consultants and additional employees to provide services to the Company regarding the operations of the Company. See "Business", and "Management-Consultants". Consultants have no fiduciary duty to the stockholders, and may not perform as expected.

        INDEMNIFICATION. The Company's Restated Articles of Incorporation and By-Laws limits the liability of its directors and officers to the Company and its stockholders to the extent permitted by Hawaii law, and the Company's Restated Articles of Incorporation and By-Laws provides for indemnification of the directors' and officers' to such extent. See "Management -Directors and Executive Officers." The Company may also obtain directors and officers liability insurance. These measures will provide additional protection to the officers and directors of the Company against liability in connection with certain corporate actions.

        UNINSURED LOSSES. The Company intends to arrange for comprehensive insurance, including general liability, fire and extended coverage, business interruption insurance, and errors and omissions insurance, which is customarily obtained for similar operations. Although the Company will maintain insurance coverage in amounts believed to be prudent and sufficient by the Company, there is a possibility that losses may exceed such coverage limitations. Furthermore, there are certain types of losses (generally of a catastrophic nature, including earthquakes and floods) that are either uninsurable or not economically insurable. Should such a disaster occur, the Company could suffer a loss of the capital invested in, as well as anticipated profits from, any assets destroyed by such casualty.

RISKS RELATING TO SOFTWARE AND LICENSES

        FLUCTUATIONS IN OPERATING RESULTS. The Company's revenues and results of operations have varied on a quarterly and an annual basis in the past and are expected to vary significantly in the future. The Company's revenues and results of operations are difficult to forecast and could be materially adversely affected by many factors, some of which are outside the control of the Company, including, among others, the expected relatively long sales and implementation cycles for the Company's software products; the size and timing of individual license transactions; seasonality of revenues; changes in the Company's operating expenses; changes in the mix of products and services sold; timing of introduction or enhancement of products by the Company or its competitors; market acceptance of new products; technological changes in software technology; personnel changes and difficulties in attracting and retaining qualified sales, marketing, technical and consulting personnel; changes in customers' budgeting cycles; foreign currency exchange rates; quality control of products sold; and economic conditions generally and in specific industry segments.

        The Company's business has experienced and is expected to continue to experience seasonality, in part due to customer residential real estate buying patterns and the Company's expense patterns. The Company has generally had stronger demand for its products during the spring and summer and has incurred higher personnel costs in the quarter ending December 31. The Company believes that these patterns will continue for the foreseeable future.

        Licenses of the Company's software products have historically accounted for a material portion of the Company's revenues, and this trend may continue for the foreseeable future. The Company generally ships its products within a short period of time after execution of a license. As a result, the Company typically does not have a material backlog of unfilled license orders, and revenues in any quarter are substantially dependent on license revenues recognized in that quarter. The Company's expense levels are based, in part, on its expectations as to future revenues and to a large extent are fixed in the short term. Accordingly, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues, and any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders would have an almost immediate material adverse effect on the Company's business, financial condition or results of operations.

        As a result, it is likely that in some future period the Company's results of operations could fail to meet the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely drop significantly.

        LENGTHY SALES AND IMPLEMENTATION CYCLES. The license of the Company's software products generally requires the Company to engage in a sales cycle lasting three to six months or longer, during which the Company typically provides a significant level of education to prospective customers regarding the use and benefits of the Company's products. In addition, the implementation of the Company's standard products typically involves a significant commitment of resources by its customers over an extended period of time and is commonly associated with reengineering of business processes. For these reasons, sales and customer implementation cycles are subject to a number of significant delays over which the Company may have little or no control. Accordingly, any delay in the sale or customer implementation of a larger license or a number of smaller licenses would have a material adverse effect on the Company's business, financial condition or results of operations and cause the Company's operating results to vary significantly from quarter to quarter.

       RELIANCE ON ACCEPTANCE OF MORTGAGE SOFTWARE SOLUTION. The Company's future financial performance will depend to a material extent on the growth in the number of organizations adopting mortgage software solutions and engaging outside vendors to provide and maintain such solutions. The Company's future growth, if any, will also depend upon the extent to which such organizations choose to implement EMB solutions in general, and the Company's EMB solutions in particular, across their enterprises and on their continued reliance on the Company's subscription, maintenance and support offerings. Because the mortgage software market is new and evolving, it is difficult to assess or predict with any assurance its size or growth rate, if any. There can be no assurance that the market for EMB products and services will develop, or that the Company's products or services will achieve market acceptance. If the mortgage software market fails to develop, develops more slowly than expected or attracts new competitors, or if the Company's products do not achieve broader market acceptance, the Company's business, financial condition or results of operations could be materially and adversely affected.

       DEPENDENCE ON RECENTLY INTRODUCED PRODUCTS. The Company currently derives a material portion of its revenues from the licensing of its M.A.X. software and fees from related services. These products and services are expected to continue to account for a substantial portion of the Company's revenues for the foreseeable future. The Company first made its M.A.X. software generally commercially available in the second quarter of 1995, and has issued regular updates since then. As a result, the Company has only a limited number of fully implemented, operational product installations at customer sites. There can be no assurance that such products will not require modifications to satisfy performance requirements of existing or potential customers or to fix previously undetected errors. While the Company believes that to date its customers have not experienced significant problems with such products, if the Company's customers were to do so in the future or if they were dissatisfied with product functionality or performance, the Company's business, financial condition or results of operations could be materially adversely affected.

       There can be no assurance that the Company's products will achieve broader market acceptance or that the Company will be successful in marketing its products or enhancements thereto. In the event that the Company's current or future competitors release new products that have more advanced features, offer better performance or are more price competitive than the Company's products, demand for the Company's products would decline. A decline in demand for, or market acceptance of, the M.A.X. software as a result of competition, technological change, evolution of the Internet or other factors would have a material adverse effect on the Company's business, financial condition or results of operations.

       MANAGEMENT OF EXPANDING OPERATIONS. The Company's business has grown rapidly in recent periods. In addition, the Company has experienced significant growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations, which has placed a significant strain on the Company's management and cash flow. The Company's future results of operations will depend in part on the ability of its officers and other key employees to continue to implement and expand its operational, customer support and financial control systems and to expand, train and manage its employee base. In order to successfully manage its future growth, if any, the Company will be required to hire additional general and administrative personnel and to augment its existing financial and management systems or to implement new such systems. There can be no assurance that the existing and new management will be able to augment or to implement such systems efficiently or on a timely basis, and the failure to do so could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel is intense, and the Company expects that such competition will continue for the foreseeable future. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition or results of operations.

       CUSTOMER CONCENTRATION. Historically, a relatively small number of customers has accounted for a significant percentage of the Company's total revenues, and the Company expects that it will continue to experienced significant customer concentration for the foreseeable future. There can be no assurance that such customers or any other customers will in the future continue to license or purchase products or services from the Company at levels that equal or exceed those of prior periods, or at all.

       RELIANCE ON COMPUTER INDUSTRY; NEED TO PENETRATE NEW VERTICAL MARKETS. Currently, a substantial part of the Company's revenues results from licenses of the M.A.X. mortgage software to end user customers in the real estate industry. The Company's future results of operations may depend, in part, on its ability to penetrate new vertical markets, such as the financial institution market. The Company may devote substantial resources to penetrate these markets, and there can be no assurance that the revenues generated from new markets, if any, will exceed the cost of such investment. To the extent that the Company is unable to penetrate new markets, its future financial condition will be dependent upon its ability to further penetrate the mortgage industry and on the continued growth of that industry. If the Company expands its software product lines to market segments other than the mortgage industry, it could be required to create entirely software systems or to modify its existing software products, and there can be no assurance that it will be able to create such systems or modify such software products effectively or that such software products, if successfully created or modified, will achieve market acceptance. If the Company is unable to adapt its products or its sales and marketing efforts to meet the needs of new industries, the Company's business, financial condition or results of operations could be materially adversely affected.

       COMPETITION. The market for the Company's products is competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at the emerging market for open software solutions, and the Company's competitors offer a variety of products and services to address this market. Further, the Company currently faces indirect competition from third-party professional service organizations and internal management information systems and computer-aided design departments of potential customers that develop custom internal software.

       In the future, because there are relatively low barriers to entry in the software industry, the Company could experience additional competition from other established or emerging companies as the mortgage software market continues to develop and expand. To the extent that the Company expands into Internet-based or other forms of delivery of information, the Company may encounter additional competition from its existing competitors and other established or emerging companies. Many of these potential competitors have well-established relationships with the Company's current and potential customers, have extensive knowledge of the industry, better name recognition and significantly greater financial, technical, sales, marketing and other resources and are capable of offering single vendor solutions which span multiple industries. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.
The Company also expects that competition will increase as a result of software industry consolidations. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products.

       Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could have a materially adverse affect on the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressure will not materially and adversely affect its business, financial condition or results of operations. See "Business".

       DISTRIBUTION RISKS. An integral part of the Company's strategy is to expand its direct sales force and to establish marketing, selling and consulting relationships both domestically and internationally. In addition, the Company intends to leverage its relationships with hardware and software vendors and systems integrators to encourage these parties to recommend or distribute the Company's products. The Company has invested resources and may invest additional resources to develop these channels. The ability of the Company to achieve revenue growth in the future will depend in part on its success in adding a substantial number of direct sales employees and establishing marketing, selling and consulting relationships during 1997 and future periods. There can be no assurance that the Company will be able to attract sufficient direct sales personnel, hardware and software vendors, systems integrators or other marketing or selling partners to market the Company's products and services effectively. There can be no assurance that the cost of the Company's investment in direct and indirect sales channels will not exceed the revenues generated from such investment, if any, or that the Company's sales and marketing organization will successfully compete against the sales and marketing organizations of the Company's competitors.

       DEPENDENCE ON RELATIONSHIPS WITH COMPLEMENTARY VENDORS. The Company believes that, in order to provide competitive mortgage software services, it will be necessary to develop, maintain and enhance close associations with hardware, software and professional service companies. The Company has established marketing, selling and consulting relationships with such vendors, but there can be no assurance that the Company will be able to maintain its existing relationships or enter into new relationships with such vendors. The Company's failure to maintain or establish these relationships could materially adversely affect the compatibility and integration of the Company's products with the products and services offered by complementary vendors. In addition, the failure to maintain or establish these relationships could materially adversely affect the Company's ability to leverage third party distribution channels and increase its market presence. Further, the Company may in the future face competition from other mortgage service companies, and there can be no assurance that these companies, many of which have significantly greater resources than the Company, will not market software in competition with the Company or will not otherwise reduce or discontinue their relationships with or support of the Company and its products. See "Business-Strategic Relationships".

       INTERNATIONAL SALES. In fiscal 1996, the Company had no international sales. There can be no assurance that the Company will achieve any significant degree of penetration in any international market.

       There are a number of risks inherent in the Company's possible international business activities, including unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, potentially adverse tax consequences, repatriation of earnings and the burdens of complying with a wide variety of foreign laws. International sales are denominated and collected in both U.S. and foreign currency. Accordingly, a portion of the Company's international revenues will be subject to currency fluctuation risks. In those jurisdictions in which the Company's sales are denominated in foreign currency, fluctuations in such currencies could adversely affect the Company's business, financial condition or results of operations. Further, an increase in the value of the U.S. dollar relative to foreign currencies could make the Company's services more expensive and, therefore, potentially less competitive in those markets where the Company's sales are denominated in U.S. dollars. The Company to date has not engaged in any foreign currency hedging activities. In addition, the Company's revenues earned in various countries where the Company does business may be subject to taxation by more than one jurisdiction, thereby adversely affecting the Company's earnings. There can be no assurance that such factors will not have an adverse effect on the revenues from the Company's future international sales and, consequently, the Company's business, financial condition or results of operations.

       NEED TO DEVELOP NEW SOFTWARE PRODUCTS AND ENHANCEMENTS. The market for the Company's mortgage software products is characterized by rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing software obsolete or unmarketable. The life cycles of the Company's software products are difficult to estimate. The Company's future success will depend in large part upon its ability to enhance its current mortgage software products and to develop and introduce on a timely basis new products that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers. The success of the Company's software development efforts will depend on various factors, including the integration of additional software modules under development with existing products. There can be no assurance that the Company will be successful in developing and marketing software enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these products, or that the Company's new products and software enhancements will adequately address the requirements of the marketplace and achieve market acceptance. If the Company is unable to develop and introduce new software products or enhancements of existing products in a timely manner or if the Company experiences delays in the commencement of commercial shipments of new products and enhancements, the Company's business, financial condition or results of operations could be materially adversely affected.

       RISK OF PRODUCT DEFECTS. Software products as complex as those offered by the Company frequently contain undetected errors or failures when first introduced or when new versions are released. The Company has in the past discovered software bugs and errors in certain of its products and enhancements, both before and after initial shipment. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not occur in products, or releases after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, financial condition or results of operations.

       RISKS ASSOCIATED WITH EMERGING INTERNET MARKET. A portion of the Company's strategy is to utilize the Internet and the World Wide Web to provide access to its mortgage services, as well as to additional value-added content. The Company may devote resources to developing products designed for use with the Internet and the World Wide Web, and there can be no assurance that the revenues generated, if any, from the use of the World Wide Web will be greater than the costs of developing and modifying products for such use. Further, the Company's solutions may be rendered obsolete by or become less valuable in comparison to competitive solutions made possible by future development of the World Wide Web. If this were to occur, the Company's business, financial condition or results of operations would be materially adversely affected.

       DEPENDENCE ON PROPRIETARY AND LICENSED TECHNOLOGY. The Company's success is heavily dependent upon proprietary technology. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions with its employees, consultants and business partners and in its license agreements to protect its proprietary rights. The Company may seek to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary.

       While the Company is not aware that any of its software infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with resect to current or future products. The Company expects that it may increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or license agreements. Such royalty or licenses agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, financial condition or results of operations.

       In addition, the Company relies on certain software that it licenses from third parties, including software that is used in the Company's products to perform certain functions. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain any of these software or data licenses could result in delays or cancellations in product shipments until equivalent software or data can be identified and licensed or developed and integrated with the Company's products. Any such delay or cancellation could have a materially adverse affect on the Company's business, financial condition or results of operations.

RISKS RELATING TO MORTGAGE LENDING

       MARKET RISKS. The results of the Company's operations will be affected by various factors, many of which are beyond the control of the Company. The results of the Company's operations will depend, among other things, on the level of net cash flows generated by the Company's mortgage assets and the supply of and demand for mortgage loans. The Company's net cash flows will vary as a result of changes in interest rates, the behavior of which involves various risks and uncertainties as set forth below. Prepayment rates and interest rates depend upon the nature and terms of the mortgage assets, the geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because interest rates will significantly affect the Company's activities, the operating results of the Company will depend, in large part, upon the ability of the Company to utilize appropriate strategies to maximize returns to the Company while attempting to minimize risks. See "Business".

       GENERAL RISKS OF MORTGAGE LOANS. Mortgage loans are subject to varying degrees of risk, including the risk of a default by the borrowers on a mortgage loan, and the added responsibility on the part of the Company of foreclosing in order to protect its investment. The ability of the borrowers to make payments on non-single-family mortgage loans is highly dependent on the borrowers' ability to manage and sell, refinance or otherwise dispose of the properties and will be dependent upon all the risks generally associated with real estate investments which are beyond the control of the Company. The Company must rely on the experience and ability of the borrowers to manage, develop and dispose of or refinance the properties. Investing in real estate is highly competitive and is subject to numerous inherent risks, including, without limitation, changes in general or local economic conditions, neighborhood values and interest rates, limited availability of mortgage funds which may render the sale or refinancing of the properties difficult, increases in real estate taxes, other operating expenses, the supply and demand for properties of the type involved, toxics, hazardous wastes, environmental considerations, zoning laws, entitlements, rent control laws, other governmental rules and fiscal policies and acts of God, such as floods, which may result in uninsured losses.

       CONCENTRATION. The mortgage loans may be obligations of a limited number of borrowers on a limited number of properties. The lack of diversity in the type and number of mortgage loans made by the Company would materially increase the risk of an investment in the Common Stock.

       CERTAIN RISKS IN ACQUIRING AND ACCUMULATING MORTGAGE LOANS. The Company may acquire and accumulate mortgage loans as part of its long-term investment strategy or until a sufficient quantity has been acquired for securitization into mortgage-backed securities. There can be no assurance that the Company will be successful in securitizing mortgage loans. While holding mortgage loans, the Company will be subject to risks of borrower defaults and bankruptcies, fraud losses and special hazard losses. In the event of any default under mortgage loans held by the Company, the Company will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. It may not be desirable, possible or economic for the Company to complete the securitization of any or all mortgage loans which the Company acquires or funds, in which case the Company will continue to hold the mortgage loans and bear the risks of borrower defaults and special hazard losses.

       Mortgage loans invested in by the Company will be secured by the properties and will also be a recourse obligation of the borrower. In the event of a default, the Company would be able to look to the borrower to make up any deficiency between the value of the collateral and the principal amount of the mortgage loan.

       It is expected that when the Company acquires mortgage loans, the seller will represent and warrant to the Company that there has been no fraud or misrepresentation with respect to the origination of the mortgage loans and will agree to repurchase any loan with respect to which there is fraud or misrepresentation. There can be no assurance that the Company will be able to obtain the repurchase agreement from the seller. Although the Company may have recourse to the seller based on the seller's representations and warranties to the Company, the Company will be at risk for loss to the extent the seller does not perform its repurchase obligations.

       The Company may acquire mortgage loans from failed savings and loan associations or banks through United States government agencies such as the Resolution Trust Corporation or the Federal Deposit Insurance Corporation. These institutions do not provide the seller's typical representations against fraud and misrepresentation. The Company intends to acquire third party insurance, to the extent that it is available at a reasonable price, for such risks. In the event the Company is unable to acquire such insurance, the Company would be relying solely on the value of the collateral underlying the mortgage loans. Accordingly, the Company will be subject to a greater risk of loss on obligations purchased from these institutions.

       ABILITY TO ACQUIRE MORTGAGE ASSETS AT FAVORABLE SPREADS RELATIVE TO BORROWING COSTS. The Company's net income from mortgage lending will depend largely on the Company's ability to acquire mortgage assets at favorable spreads over the Company's borrowing costs. The Company may purchase mortgage assets from a variety of mortgage bankers, banks, savings and loans, investment banking firms, home-builders and other firms involved in originating, packaging and underwriting mortgage loans ("Mortgage Suppliers"). In acquiring mortgage loans, the Company will compete with REITs, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, GNMA, FNMA, FHLMC and other entities purchasing mortgage loans, many of which have greater financial resources than the Company. There are numerous entities that invest in mortgage loans and others may be organized in the future. The effect of the existence of additional entities that invest in mortgage loans may be to increase competition for the available supply of mortgage loans suitable for purchase by the Company. There can be no assurance that the Company will be able to acquire sufficient mortgage loans from Mortgage Suppliers at spreads above the Company's cost of borrowings. In addition, there can be no assurance that Mortgage Suppliers will continue to originate suitable types of mortgage loans or that changes in market conditions or applicable laws will not affect the availability of suitable mortgage loans.

       PREPAYMENT RISKS ON MORTGAGE ASSETS. Mortgage prepayment rates vary from time to time and may cause changes in the amount of the Company's net cash flows. To the extent that prepayments occur, the yield on the Company's mortgage loans would be affected as well as the Company's net cash flows. Prepayments of adjustable-rate mortgage loans included in or underlying mortgage-backed securities generally increase when then-current mortgage interest rates fall below the interest rates on such adjustable-rate mortgage loans. Conversely, prepayments of such mortgage loans generally decrease when then-current mortgage interest rates exceed the interest rate on the mortgage loans included in or underlying such mortgage-backed securities. Prepayment experience also may be affected by the geographic location of the properties securing the mortgage loans included in or underlying mortgage-backed securities, the assumability of such mortgage loans, the ability of the borrower to convert to a fixed-rate loan, conditions in the housing and financial markets and general economic conditions.

       RISK OF LOSS ON MORTGAGE ASSETS. The Company may include privately-issued pass-through certificates backed by pools of adjustable-rate single family and multi-family mortgage loans and other real estate-backed mortgage loans in its investment portfolio. Because principal and interest payments on privately issued pass-through certificates are typically not guaranteed by the United States government or an agency of the United States government, such securities generally are structured with one or more types of credit enhancement. Such forms of credit enhancement are structured to provide protection against risk of loss due to default on the underlying mortgage loan, or bankruptcy, fraud and special hazard losses, such as earthquakes. Typically, third parties insure against these types of losses, and the Company would be dependent upon the credit worthiness of the insurer for credit-rating, claims paying ability of the insurer and timeliness of reimbursement in the event of a default on the underlying obligations. Furthermore, the insurance coverage for various types of losses is limited in amount, and losses in excess of the limitation would be the responsibility of the Company.

       The Company may also purchase mortgage loans issued by GNMA, FNMA or FHLMC. Each of these entities provides guarantees against risk of loss for securities issued by it. In the case of GNMA, the timely payment of principal and interest on its certificates is guaranteed by the full faith and credit of the United States government. FNMA guarantees the scheduled payments of interest and principal and the full principal amount of any mortgage loan foreclosed or liquidated on its obligations. FHLMC guarantees the timely payment of interest and ultimate collection of principal on its obligations, while with respect to certificates issued by FNMA and FHLMC, payment of principal and interest of such certificates are guaranteed only by the respective entity and not by the full faith and credit of the United States government.

       LACK OF CONTROL OVER PASS-THROUGH ENTITIES. If the Company purchases interests in various pass-through entities, it will itself be in the position of a "holder" of shares of such entities including, real estate investment trusts, other trusts or partnerships, or a holder of other types of pass-through interests. Therefore, the Company will be relying exclusively on the management capabilities of the general partners, managers and trustees of those entities for the management and investment decisions made on their behalf. In particular, except for voting rights on certain matters, the Company will have no control over the operations of the pass-through entities in which it purchases interests, including all matters relating to the operation, management, investment decisions, income and expenses of such entities, including decisions with respect to actions to be taken to collect amounts owed to such entities. If such managers, trustees or general partners take actions or make decisions which are adverse to a pass-through entity or the Company, it may not be cost-efficient for the Company to challenge such actions or decisions. Moreover, if the Company does not become a substituted owner of such interests, it would not have the right to vote on matters on which other interest owners in such entities have a right to vote or otherwise challenge management decisions. Finally, should any of such managers, trustees or general partners experience financial difficulties for any reason, the entities in which the Company invests could be adversely affected, thereby adversely affecting the value of the Company's investments.

       UNINSURED LOSSES. The Company will require as a condition to making an investment in a mortgage loan, to the extent possible, comprehensive insurance, including liability, fire, flood and extended coverage, which is customarily obtained for or by a mortgagee on properties. However, there are certain types of losses (generally of a catastrophic nature, such as earthquakes, floods and wars) which are either uninsurable or not economically insurable. Should such a disaster occur to, or cause the destruction of, any of such real property securing the mortgage loans, the Company could lose both its invested capital and any anticipated profits from such investment. In addition, there can be no assurance that, if a covered loss occurs, the proceeds will be sufficient to pay all damages which the real property, the borrower and the Company may have suffered. Should any such loss occur and the borrower may default on the mortgage loan, the Company could suffer a partial or total loss of its investment.

       BALLOON PAYMENTS. Mortgage loans, other than those representing mortgage loans on single-family residential, will probably represent "balloon" obligations, requiring no payments of principal over the term of the indebtedness with a "balloon" payment of all of the principal due at maturity. "Balloon" payments will probably require a sale or refinancing of properties at the time they are due.

       No assurance can be given that the borrowers will have sufficient assets to pay off the indebtedness when due, or that sufficient liquidity will be generated from the disposition or refinancing of the properties to enable the owner to pay the principal or interest due on such mortgage loans.

       DEFAULT, FORECLOSURE AND DIFFICULTY IN SALE OF THE SECURED PROPERTIES. If a mortgaged property is not sold by the maturity date of the underlying mortgage loan, the borrower may have difficulty in paying the outstanding balance of such mortgage loan and may have to refinance the property. The borrower may also experience difficulty in refinancing the property if that becomes necessary due to unfavorable interest rates or the unavailability of credit.

       If any amounts under a mortgage loan are not paid when due, the Company may foreclose upon the property of the borrower. In the event of such a default which requires the Company to foreclose upon a property or otherwise pursue its remedies in order to protect the Company's investment, the Company will seek to obtain a purchaser for the property upon such terms as the Company deems reasonable. However, there can be no assurance that the amount realized upon any such sale of the underlying property will result in financial profit or prevent loss to the Company. In addition, because of potential adverse changes in the real estate market, locally or nationally, the Company may be forced to own and maintain the property for a period of time to protect the value of its investment. In that event, the Company may not be able to receive any cash flow from such mortgage loan and the Company would be required to pay such sums as may be necessary to maintain and manage the property.

       USURY LAWS. The amount of interest payable by the borrower to the Company may exceed the rate of interest permitted under the California Usury Law and the usury laws of other states. Although the Company does not intend to make or invest in mortgage loans with usurious interest rates, there are uncertainties in determining the legality of interest rates. Such limitations, if applicable, may decrease the yield on the Company's investments.

       With respect to the interest rate charged by the Company to borrowers in the State of California, the Company will be relying upon the exemption from its usury law which provides that loans that are made or arranged by a licensed real estate broker and which are secured by a lien on real property are exempt from the usury law. The Company will use licensed real estate brokers to arrange the mortgage loans so that no violation of the applicable usury law would take place. Additionally, if any employee or director of the Company or its subsidiaries is a licensed real estate broker in the State of California, the Company may use such person to arrange all or a portion of the mortgage loans to qualify for the usury exemption.

       The consequences for failing to abide by the usury law include forfeiture of all interest payable on the loan, treble damages with respect to excessive interest actually paid, and criminal penalties. The Company believes that because of the applicable exemptions and the provisions of California Civil Code 1917.005 exempting lenders who originate loan transactions from the California usury laws, no violation of the California Usury Law will occur. The Company shall attempt to rely on similar exemptions in other states if necessary but there is no guarantee that it will be able to do so.

       BANKRUPTCY OF A BORROWER. If a borrower enters bankruptcy, either voluntarily or involuntarily, an automatic stay of all proceedings against the borrower's property will issue. This stay will prevent the Company or any trustee from foreclosing on the property securing such borrower's loan until relief from the stay can be sought from the bankruptcy court. No guaranty can be given that the bankruptcy court will lift the stay, and significant legal fees and costs may be incurred in attempting to obtain such relief.

       COMPETITION. The Company will face intense competition in the acquisition and liquidation of its mortgage loans. Such competition can be expected from banks, savings and loan associations and other entities, including REITs. Many of the Company's competitors have greater financial resources than the Company.

RISK FACTORS RELATING TO THIS OFFERING

       POSSIBLE LACK OF LIQUIDITY AND NO ASSURANCE OF A PUBLIC MARKET. There is presently a limited market for the Common Stock of the Company and there can be no assurance that a broad and active market will develop. There is no assurance that an active or stable public market for the Common Stock will ever develop. There may be restrictions upon the transferability of the Common Stock in certain state jurisdictions. Stockholders should seek the advice of their personal legal counsel before offering their stock for resale to any person.

       DIVIDENDS NOT LIKELY. There can be no assurance that the operations of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate positive cash flow. For the foreseeable future, it is anticipated any earnings which may be generated from operations of the Company will be used to finance the growth of the Company and that cash dividends will not be paid to stockholders. See "Dividends."

       COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS. The Company may offer and sell its securities in the future, and may sponsor or act as general partner or otherwise with regard to registered or unregistered offerings of securities. These securities may be offered and sold in reliance upon exemptions available pursuant to the Securities Act of 1933, as amended.
There can be no assurance that such offerings will qualify under such exemptive provisions due to, among other things, the adequacy of disclosure and the manner of distribution of the offering, similar offerings conducted by the Company or its affiliates in the past and in the future or the retroactive change in any securities laws or regulations. If, and to the extent suits for rescission are brought against the Company and successfully concluded for failure to register other offerings made by the Company under the Securities Act of 1933, or for acts or omissions constituting certain prohibited practices under the Securities Exchange Act of 1934, both the capital and assets of the Company could be adversely affected, thus jeopardizing the ability of the Company to operate successfully. A similar risk exists as a result of the application of state securities laws of those states in which securities are offered or sold. Furthermore, the time and capital of the Company could be expended on defending an action by investors or by state or federal securities commissions even if the Company is ultimately exonerated.

        ABSENCE OF INDEPENDENT MANAGING UNDERWRITER - INDEMNIFICATION. Under federal securities laws, underwriters of securities offered to the public may be expected to take such steps as may be necessary to ensure that the information contained in the offering documents is accurate and complete. These steps are typically taken by a "lead underwriter" or "dealer manager" who participates in the preparation of the offering documents. Since there is no lead underwriter or dealer manager in the transfer of Common Stock by Sterling Alliance Group, Ltd., stockholders and prospective stockholders must rely on the Company regarding the information contained in this Prospectus.

        SHARES ELIGIBLE FOR FUTURE SALE. Certain outstanding shares of the Company's Common Stock presently outstanding are "restricted securities" and under certain circumstances may in the future be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended, or some other exemption from registration under the Securities Act of 1933. Future sales of those shares if they are registered or sold under Rule 144 or other exemption could depress the market price of the Common Stock in the public market. However, there can be no assurance that Rule 144 or any other specific exemption may be available in the future.

        WARRANTS AND OPTIONS. The Company has adopted a stock option plan for its officers, employees and directors for 250,000 shares of its Common Stock (which is presently proposed to be increased to 1,250,000 shares), although no stock options have been granted to any person under the Plan as of the date of this Prospectus. There are presently outstanding warrants to purchase
                                                                       -------
shares of the Common Stock of the Company exercisable from $2.00 to $3.00 per share. For the life of the options and warrants, holders will have the opportunity to profit from a rise in the price of the Common Stock, with a resulting dilution in the interest of other holders of Common Stock. The existence of warrants and options may adversely affect the terms of additional financing, and the holders of the warrants and options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional capital by an offering of its unissued Common Stock on terms more favorable to the Company than those provided by the warrants and options. See "Description of Capital Stock-Warrants and Options".

        NOTE: In addition to such risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Prospectus, it should be kept in mind that other possible risks may exist.


                                 CAPITALIZATION
        The following table sets forth the capitalization of the Company as of September 30, 1996 (audited).

                                                      September 30, 1996
                                                      ------------------
Common Stock, no par value:
 Authorized, 30,000,000 shares,
  Issued and outstanding, 5,311,817 shares.......      $   3,910,391

Preferred Stock, $1.00 par value:
 Authorized, 5,000,000 shares,
  No shares issued and outstanding...............                  0

Total Shareholders' Equity.......................      (     501,600)
                                                       -------------
          Total Stockholders' Equity.............      $     501,600
                                                       =============

-----------------------------

(1) Does not include the warrants to purchase up to 126,750 shares at prices ranging from $2.00 to $3.00 per share upon exercise of outstanding warrants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion is intended to assist in an understanding of the Company's financial position as of September 30, 1996 and September 30, 1995 and the results of its operations for the periods then ended.

GENERAL

        The Company, formerly called "Pacific International, Inc.", a Hawaii corporation, was incorporated in 1960, and was originally organized to acquire and manage developed and undeveloped real estate. However, the Company had not conducted significant operations for a number of years until it agreed to acquire substantially all of the assets and assume certain liabilities of Sterling Alliance Group, Ltd. ("SAG") in December, 1995. Subsequently, the Company changed its name to EMB Corporation to reflect the change in the purpose and nature of its business. For accounting purposes, this was treated as a recapitalization of SAG, with the historical financial information prior to merger being that of SAG.

        There are two primary segments of the mortgage business in which the activities of the Company will be concentrated, the processing of residential mortgage loans using a service which the Company calls Mortgage Approval Xpress, and earnings from mortgages to be originated by the Company. Mortgages originated by the Company may be held for investment, sold to third parties, or securitized and issued as mortgage backed securities.

        Historically, the Company has used capital contributions and loans from various individuals to fund its operations. To this point, the Company has not had adequate funds to actually originate mortgages on its own behalf.

        Management believes its unique approach to originating and processing residential mortgage loans through the use of its MortgageShare software distinguishes it from other companies in the industry.

        There are no assurances that the Company will be able to obtain a profitable level of operations.

RESULTS OF OPERATIONS

        The following table sets forth certain operating information regarding the Company:



                                          YEAR ENDED           YEAR ENDED
                                      SEPTEMBER 30, 1996   SEPTEMBER 30, 1995
                                      -------------------  -------------------
Revenues from processing
  mortgages and product sales.......    $    276,419           $  97,400

General and administrative expense..    $  2,790,244           $ 531,818

Depreciation........................    $     31,056           $   2,662

Net Loss............................    $ (2,574,517)          $(430,055)

Year ended September 30, 1996 compared with the year ended September 30, 1995
------------------------------------------------------------------------------

       REVENUES. Revenues increased 184% to $276,419 in 1996 from $97,400 in 1995. Revenues were generated from the loan process segment and product sales. No income was generated from mortgages originated by the Company. No real estate was sold during either year.

       GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 425% to $2,790,244 in 1996 from $531,818 in 1995. This increase can be attributable to increased activity in the loan processing segment of the business.

       DEPRECIATION. Depreciation increased 1,067% to $31,056 in 1996 from $2,662 in 1995 due to the acquisition of additional computer equipment.

       NET LOSS FROM OPERATIONS. The net loss from operations increased 489% to $2,574,517 in 1996 as compared with $437,080 in 1995 due primarily to the increase in general and administrative expenses in 1996 over 1995.

CAPITAL EXPENDITURES, CAPITAL RESOURCES AND LIQUIDITY

        The following summary table presents comparative cash flows of the Company for the years ended September 30, 1996 and 1995.


                                                 YEAR ENDED           YEAR ENDED
                                             SEPTEMBER 30, 1996   SEPTEMBER 30, 1995
                                             -------------------  -------------------
Net cash used in operating activities......    $  (1,085,286)        $  (264,522)

Net cash used in investing activities......    $    (171,644)        $   (59,812)

Net cash provided by financing activities..    $   1,231,254         $   355,776

        In addition to the above, during fiscal 1996, the Company acquired land recorded at $800,000 in exchange for capital stock.

        CAPITAL EXPENDITURES. The Company has incurred capital expenditures for equipment and office furniture used in its loan process service. Capital expenditures during the fiscal years ended September 30, 1996 and 1995 totaled $96,846 and $6,720 respectively.

        The Company intends to finance any future capital expenditures by utilizing capital lease arrangements with various leasing companies.

        CAPITAL RESOURCES. The Company's capital resources have been provided by capital contributions and loans. The Company intends to raise capital through an offering of its common stock and warrants which will be used to purchase additional computers and related equipment, to further develop its software, to expand its marketing activities, and to provide additional working capital to fund future operations.

        LIQUIDITY. Since October 1, 1995, the Company has increased its liquidity through the sale of its Common Stock and warrants in its limited offering made under Rule 504 of Regulation D under the Securities Act of 1933, as amended. The Company has further extended its liquidity for its mortgage lending operations by increasing its warehouse line of credit to $3,000,000 with ICI Funding Corporation, a division of Imperial Credit Industries, Inc.

        The Company has reduced the amount of its outstanding indebtedness during fiscal 1996. An undeveloped property continues to be subject to a deed of trust in the amount of $65,000. However, the notes to related parties payable of $407,528 have been paid in full, and other notes have been reduced as of September 30, 1996, by cash payments and by issuance of 465,000 shares of the Common Stock of the Company to a noteholder.

        As of September 30, 1996, the Company has notes payable to unrelated parties in the total amount of approximately $358,793, including the $65,000 deed of trust amount on its undeveloped land. The Company believes that this remaining indebtedness will be paid primarily from its cash flow from operations and from the sale of additional shares of its Common Stock.


                                MARKET PRICE

        Market for Common Equity.  The Common Stock of the Company is currently
        ------------------------
quoted in the over-the-counter market on the Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol "EMBU".

        For several years prior to January 1, 1996, the market price of the Common Stock of the Company was either nominal or non-existent because the Company had no substantial assets and had little or no operations. However, after the Company entered into an acquisition agreement regarding the purchase of certain assets of Sterling Alliance Group, Ltd. in December 1995, the Common Stock of the Company began actively trading.

       The following table sets forth the range of high and low closing bid prices per share of the Common Stock as reported by National Quotation Bureau, Inc. for the periods indicated.

YEAR ENDED DECEMBER 31, 1996:         HIGH BID(1)(2)  LOW BID(1)(2)
-----------------------------         --------------  -------------
1st Quarter.........................      $ 21.00         $ 1.00
2nd Quarter.........................      $ 15.00         $ 7.50
3rd Quarter.........................      $ 12.00         $ 3.25
4th Quarter.........................      $ 5.125         $ 2.375

---------------------

(1) The Company is unaware of the factors which resulted in the significant fluctuations in the bid prices per share during the periods being presented, although it is aware that there is a very thin market for the Common Stock, that there are very few shares being traded and that any sales significantly impact the market.
(2) During September, 1996, the Company effectuated a one for four (1:4) reverse stock split. The above prices have been revised to reflect this split.

     On February 3, 1997, the closing bid and ask prices of the Common Stock of the Company were $3.25 bid and $3.437 asked per share. The foregoing prices represent inter-dealer quotations without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. On January 31, 1997, there were approximately 11 broker-dealers publishing quotes for the Common Stock of the Company.

     As of January 31, 1997, there were 5,792,801 shares of Common Stock issued and outstanding which were held by approximately 662 holders of record.

                                 DIVIDENDS

       The Company has not paid any dividends on its Common Stock and does not expect to do so in the foreseeable future. The Company intends to apply its earnings, if any, in expanding its operations and related activities. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors. In addition, the Company's ability to pay dividends may be limited under future loan agreements of the Company which restrict or prohibit the payment of dividends.

                                  BUSINESS

       GENERAL. The Company, a Hawaii corporation, was incorporated in 1960, and was originally organized to acquire and manage developed and undeveloped real estate. However, the Company had not conducted any significant operations for a number of years until it agreed to acquire substantially all of the assets and assume certain liabilities of Sterling Alliance Group, Ltd. ("SAG") in December 1995, including all of the issued and outstanding capital stock of EMB Mortgage Corporation (formerly named Electronic Mortgage Banc, Ltd.)("EMB") which is presently a wholly owned subsidiary of the Company. The Company changed its corporate name from "Pacific International, Inc." to EMB Corporation during 1996 to reflect the change in the purposes and nature of its business.

       The Company, through EMB, is primarily engaged in business activities in the mortgage loan industry. There are two primary segments of the mortgage business in which the activities of the Company are concentrated. First, EMB acquired a license from Virtual Lending Technology, Inc. ("VLT"), an affiliate of the Company, for EMB's proprietary version of its software which is part of the Company's software system designed for the origination and processing of residential mortgage loans that it presently calls Mortgage Approval Xpress. The software is licensed to unaffiliated third parties for use in their operations. Second, EMB is a residential mortgage lender on a retail basis directly to consumers and through its licensees, and on a wholesale basis to mortgage brokers. Mortgages originated by the Company may be held primarily for investment, or may be sold to third parties, or may be securitized and issued as mortgage-backed securities.

       Although the Company is not intended to be a real estate company, it will hold real estate for sale from time to time, as a result of foreclosures or other events. See Note A to Financial Statements.

       In connection with the acquisition of assets from SAG, including the acquisition of EMB and land, the Company issued 3,375,000 shares of its Common Stock to SAG which presently represents approximately 58.3% of the issued and outstanding Common Stock of the Company. See "Principal Stockholders".

       INTERACTIVE MORTGAGE SOFTWARE. The software of the Company is an interactive video-based computer software system that is designed to facilitate mortgage loan applications and their prompt approval directly with mortgage lenders, to prepare and submit applications for title and property insurance, credit review, title research and escrow ordering and review. The system is linked to the ProShare(R) software system developed by Intel(R) Corporation that provides direct videoconferencing and interaction between the prospective borrower/real estate agent and mortgage lenders. The software has been modified and adapted to operate with the exclusive software applications of the Company. The interactive mortgage software utilized by the Company includes MortgageShare which is an integral part of the overall EMB system. The software was licensed to EMB, a wholly owned subsidiary of the Company, by Virtual Lending Technology, Inc. which is owned and operated by Rory P. Hughes who is also a director and officer of the Company.

       The software provides the opportunity to prospective borrowers to review and evaluate a broad range of available mortgages of varying interest rates and terms from various lenders, and to select those specifically suited to their financial objective for further analysis. The software then enables the borrower/agent to complete a loan application of the selected mortgage lender, permits an immediate review of the borrower's credit history and qualifications, and facilitates prompt approval of the loan application by EMB's staff underwriters or through the automated underwriting systems employed by Fannie Mae and Freddie Mac, the primary secondary-market purchasers of mortgages. Thus, in approximately one hour, a borrower can receive loan approval, subject only to verification of financial information and appraisal of the subject property. The software also permits the contemporaneous ordering and review of preliminary title reports and escrow instructions. A remote printer creates hard copies of documents for signing by the borrower.

       The computer system of EMB is installed with Intel's Pentium(R) operating system utilizing Intel's ProShare video conferencing system which permits the borrower to see and talk directly to the loan officer for a personal pre-qualification interview from any remote location. The interview may conclude with the complete loan application being submitted and approved.

       The Company is continuing the development and refinement of its M.A.X. software system and continuing evaluation of electronic information gathering and communication equipment. The Company intends to continue to focus on its technology and marketing relationship with Intel Corporation. This relationship has accelerated the development of the Company's software and has enhanced its marketing program through exhibitions, trade shows and seminars with real estate brokers, credit unions, residential real estate developers, mortgage brokers, and others. An objective of the Company is to become a leader in advanced mortgage software and video communications to facilitate mortgage loans. To the extent that the Company achieves its objective in this technological area, the Company believes that it will complement and increase its mortgage lending business.

       LICENSES OF M.A.X. The Company licenses its mortgage software system to real estate brokerage firms, credit unions, real estate developers, mortgage brokers and others. EMB presently has approximately 109 licensees and mortgage brokers who are served by 10 Company loan officers. Each licensee has their own computer systems with the Company's software and ProShare software with video videoconferencing capability.

       The direct relationship with real estate brokers, credit unions, land developers and other organizations enables the Company to establish point-of-sale opportunities to originate and process mortgage loans. The business of the licensee is improved because of the substantial savings of time and effort in securing pre-qualification of their customers for mortgage financing and for prompt loan approvals, and also provides an opportunity to enhance the quality and timeliness of its services to its customers. Because the mortgage services of EMB are available seven days a week, the licensees always have on-line access to current interest rates and fees which can be downloaded at any time to any computer utilized by a licensee. Similarly, the status of loans and processing or underwriting can be determined at any time. The borrower or his agent at any remote site can also utilize the Company's software to connect with escrow, title or credit reporting agencies with the Intel video conferencing system. This one-stop electronic and video connection between and among all of the important parties to a residential real estate transaction is a highly efficient and convenient system for the licensee and provides prompt quality service for the borrower.

       PRICING. The Company's software is priced based on a number of factors, including the application configuration, the modules licensed and the number of licensed users. The list price for licenses of the software is presently $500 with a $100 fee for additional office sites. The Company also charges an additional continuing license fee calculated on each loan originated by the licensee equal to 50% to 70% of the loan origination fee and yield spread pricing of each loan, depending upon the loan production volume of the licensee's office. The Company may offer discounts to customers based on the scope of the customer's commitment and other commercial considerations. Additionally, the Company may in the future offer new or different configurations at significantly lower or higher prices.

        CUSTOMER SERVICE AND SUPPORT. The Company's customer service and support organization provides customers with technical support, training, consulting and implementation services. All of the Company's current customers have software maintenance agreements with the Company that provide for one or both of the following services:

        Customer Education and Training. The Company offers training courses designed to meet the needs of end users, integration experts and system administrators. The Company also trains customer personnel who in turn may train end users in larger deployments. Training classes are provided at the customers' offices. Fees for education and training services are in addition to and separate from the fees for software products and are typically charged either per student and per class, or on a per diem basis.

       Software Maintenance and Support. The Company offers telephone, electronic mail and facsimile customer support through its central technical support staff at the Company's headquarters. The Company also provides customers with product documentation and release notes that describe features in new products, known problems and workarounds, and application notes. Software product license fees do not cover maintenance. Each customer is entitled to receive certain software upgrades, maintenance releases and technical support for an annual fee. The annual subscription service fee for the Company's products covers all updates and maintenance on an ongoing basis for the term of the subscription.

        SALES AND MARKETING. The Company markets and sells its software and services primarily through a direct sales force based in Costa Mesa, California. The Company's sales and marketing organization consisted of 10 employees as of January 31, 1997. The Company also has regional marketing representatives based in Florida, Pennsylvania, Texas and Connecticut. To support its sales force, the Company conducts a number of marketing programs, which includes public relations, telemarketing, seminars, trade shows and customer advisory board meetings.

        The Company's strategy is to expand its marketing efforts to reach a broad customer base in its targeted mortgage industry. The Company's field sales force conducts multiple presentations and demonstrations of the Company's software to users at the customer site as a part of the direct sales effort.

        The Company believes that in order to increase sales opportunities and profitability, it may expand into international sales. The Company intends to continue to expand its direct and indirect sales and marketing activities, which will require significant management attention and financial resources.

      The Company may commit significant time and financial resources to developing international sales and support channels. There will be a number of risks inherent in the Company's international business activities, including unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, potentially adverse tax consequences, currency fluctuations, repatriation of earnings and the burdens of complying with a wide variety of foreign laws. In addition, revenues of the Company earned in various countries where the Company does business may be subject to taxation by more than one jurisdiction, thereby adversely affecting the Company's earnings. There can be no assurance that such factors will not have an adverse effect on the revenues from the Company's future international sales and, consequently, the Company's business, financial condition or results of operations.

      The Company licenses its software system to customers pursuant to license agreements which are generally standard in form, although each license is individually negotiated and may contain variations. The standard form agreements allow the customer to use the Company's software solely on the customer's computer equipment for the customer's internal purposes, and the customer is generally prohibited from sublicensing or transferring the licensed materials. The agreements generally provide that the Company's warranty of its software is limited to correction or replacement of the affected software, and in most cases the Company's warranty liability may not exceed the licensing fees from the customer. The Company's form agreement also includes a confidentiality clause protecting proprietary information relating to the Company's software system.

        The Company generally ships its products within a short period of time after execution of a license. As a result, the Company typically does not have a material backlog of unfilled license orders at any given time, and the Company does not consider backlog to be a meaningful indicator of future performance.

        STRATEGIC RELATIONSHIPS. The Company believes that, in order to provide comprehensive component and supplier management solutions, it will be necessary to develop, maintain and enhance close associations with vendors of hardware, software, database, and professional services. The Company has established marketing and strategic relationships with Intel Corporation. The Company's relationship with Intel Corporation has enabled it to integrate its software with standard hardware platforms. The Company meets regularly with Intel Corporation to enhance integration between their complementary products and the Company's software. The Company believes this relationship can enhance the Company's ability to deliver mortgage software that support customers' existing management architecture and that is tailored to the specific requirements of the mortgage industry. Although the Company seeks to maintain a close relationship with Intel Corporation, if the Company is unable to develop and retain effective, long-term relationships with other third parties, the Company's competitive position could be adversely affected.

        RESEARCH AND DEVELOPMENT. The Company has committed, and expects to continue to commit in the future, substantial resources for its software product development. Research and development efforts are directed at increasing software functionality, improving its performance and expanding the capability of the software to interoperate with third party software. The Company intends to release new software and enhancements to existing software. Although the Company expects that certain of its new software will be developed internally, the Company may, based on timing and cost considerations, acquire technology and products from third parties.

        The Company supplements its software development efforts by reviewing customer feedback on existing software and working with customers and potential customers to anticipate future functionality requirements. To assist this effort, the Company intends to organize a customer advisory board made up of representatives from its key customers which will meet periodically to provide feedback regarding the Company's current and future product plans.

        The Company's future success will depend in part upon its ability to enhance its current software and to develop and introduce new software on a timely basis that keep pace with technological developments, emerging industry standards and the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing or marketing software enhancements or new software that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that its new software or software enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new software or enhancements, the Company's business, financial condition or results of operations could be materially adversely affected.

        In addition, applications software products as complex as those offered by the Company frequently contain undetected errors or failures when first introduced or when new versions are released. The Company has in the past discovered software errors in certain of its products and enhancements, both before and after initial shipments, and has experienced delays or lost revenues during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not occur in software or releases after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, financial condition or results of operations.

        COMPETITION. The market for the Company's software is competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's software products are targeted at the emerging market for open, mortgage software, and the Company's competitors offer a variety of products and services to address this market. Further, the Company currently faces indirect competition from third-party professional service organizations and internal management information systems and computer design departments of potential customers that develop custom internal software.

        In the future, because there are relatively low barriers to entry in the software industry, the Company could experience additional competition from other established or emerging companies as the application mortgage software market continues to develop and expand. To the extent that the Company expands into Internet-based or other forms of delivery of mortgage services, the Company may encounter additional competition from its existing competitors and other established or emerging companies. Many of these potential competitors may have well-established relationships with the Company's current and potential customers, may have extensive knowledge of the mortgage industry, better name recognition and significantly greater financial, technical, sales, marketing and other resources and are capable of offering single vendor solutions which span multiple industries. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company also expects that competition will increase as a result of software industry consolidations. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products.

        Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressure will not adversely affect its business, financial condition or results of operations.

        The Company believes that the principal competitive factors affecting its market include features such as openness, scalability, ability to integrate with third party products, functionality, adaptability, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources than the Company.

        PROPRIETARY RIGHTS AND LICENSING. The Company's success is heavily dependent upon proprietary technology. The Company will rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions with its employees, consultants and business partners and in its license agreements to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's mortgage software or to obtain and use information that the Company regards as proprietary. While the Company is not aware that any of its software infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with resect to current of future products.

        In addition, the Company relies on certain software that it licenses from Virtual Lending Technology, Inc. and other third parties, including software is used in the Company's products to perform certain functions. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The loss or inability to maintain any of these software or data licenses could result in delays or cancellations in product shipments until equivalent software can be identified and licensed or developed and integrated with the Company's products. Any such delay or cancellation could materially adversely affect the Company's business, financial condition or results of operations.

        The Company's products are generally provided to customers in object code (machine-readable) format only. From time to time, in limited circumstances, the Company has licensed source code (human-readable) format subject to customary protections such as use restrictions and confidentiality agreements. In addition, certain customers may enter into source code escrow arrangements with the Company, pursuant to which the Company's source code will be released to the customer upon the occurrence of certain events, such as the commencement of bankruptcy or insolvency proceedings by or against the Company, or certain material breaches of the agreement. In the event of any release of the source code from escrow, the customer's license is generally limited to use of the source code to maintain, support and configure the Company's software products.

MORTGAGE LENDER

        GENERAL. EMB has been a retail mortgage broker for approximately three years, and has recently commenced its business as a wholesale mortgage banker, using the tradename "EMB Funding". EMB originates its own loans and those of its licensees on a retail basis and provides wholesale lending services to approved mortgage brokers. It has entered into a correspondent lending relationship with ICI Funding Corporation, a division of Imperial Credit Industries, Inc. ("ICI"), a national mortgage lender. Initially, EMB will underwrite and fund through a wholesale line of credit from Imperial Warehouse Lending Group Inc., and then resell such loans to ICI. In the future, the Company intends to develop associations with other mortgage lenders to participate in the secondary marketing of mortgages. EMB expects to negotiate servicing fees for servicing its mortgage loans, or to obtain service release fees upon the resale of mortgages. The Company may also package and resell mortgage loans as asset-backed securities.

        LOAN STANDARDS. Mortgage loans made by EMB will be loans with fixed or adjustable rates of interest secured by first mortgages, deeds of trust or security deeds on residential properties with original principal balances that do not exceed 95% of the value of the mortgaged properties, unless such loans are FHA-insured or VA-guaranteed. Generally, each mortgage loan having a loan-to-value ratio, as of the cut-off-date, in excess of 80%, or which is secured by a second or vacation home, will be covered by a Mortgage Insurance Policy, FHA Insurance Policy or VA Guaranty insuring against default all or a specified portion of the principal amount thereof.

        The mortgage loans will be "one to four-family" mortgage loans, which means permanent loans (as opposed to construction or land development loans) secured by mortgages on non-farm properties, including attached or detached single-family or second/vacation homes, two to four-family primary residences and condominiums or other attached dwelling units, including individual condominiums, row houses, townhouses and other separate dwelling units even when located in buildings containing five or more such units. Each mortgage loan must be secured by an owner occupied primary residence or second/vacation home, or by a nonowner occupied residence. The mortgaged property may not be a mobile home.

        No mortgage loan is expected to have an original principal balance less than $30,000. While most loans may be less than $700,000, EMB may fund loans of up to $2,000,000 through its own wholesale credit lines or by brokering such loans to unaffiliated third-party mortgage lenders. Fixed rate mortgage loans must be repayable in equal monthly installments which reduce the principal balance of the loans to zero at the end of the term.

        CREDIT, APPRAISAL AND UNDERWRITING STANDARDS.  Each mortgage loan must
(i) be an FHA-insured or VA-guaranteed loan meeting the credit and underwriting requirements of such agency, or (ii) meet the credit, appraisal and underwriting standards established by the Company. For certain mortgage loans which may be subject to a mortgage pool insurance policy, the Company may delegate to the issuer of the mortgage pool insurance policy the responsibility of underwriting such mortgage loans, in accordance with the Company's credit appraisal and underwriting standards. In addition, the Company may delegate to one or more lenders the responsibility of underwriting mortgage loans offered to the Company by such lenders, in accordance with the Company's credit, appraisal and underwriting standards. In connection with any such delegation of underwriting responsibility to a lender, the Company will require that the lender (i) make certain representations and warranties to the Company which shall be the basis for certain of the Company's representations and warranties to the trustee; (ii) agree to repurchase any mortgage loan which is discovered at any time not to be in conformance with such representations and warranties, if such defect cannot be cured within 60 days of discovery of such breach; and (iii) agree to provide the Company within 10 days of request the credit file for any mortgage loan the Company desires to audit for compliance with the terms of the Company's loan purchase program. It is anticipated that the Company will select for audit certain of the credit files after purchase of the related mortgage loans.

        The Company's underwriting standards are intended to evaluate the prospective mortgagor's credit standing and repayment ability, and the value and adequacy of the proposed mortgaged property as collateral. In the loan application process, prospective mortgagors will be required to provide information regarding such factors as their assets, liabilities, income, credit history, employment history and other related items. Each prospective mortgagor will also provide an authorization to apply for a credit report which summarizes the mortgagor's credit history. With respect to establishing the prospective mortgagor's ability to make timely payments, the Company will require evidence regarding the mortgagor's employment and income, and of the amount of deposits made to financial institutions where the mortgagor maintains demand or savings accounts. In some instances, mortgage loans may be made by the Company under a Limited Documentation Origination Program. For a mortgage loan to qualify for the Limited Documentation Origination Program, the prospective mortgagor must have a good credit history and be financially capable of making a larger cash down payment in a purchase, or be willing to finance less of the appraised value, in a refinancing, than would otherwise be required by the Company. Currently, only mortgage loans with certain loan-to-value ratios will qualify for the Limited Documentation Origination Program. If the mortgage loan qualifies, the Company waives some of its documentation requirements and eliminates verification of income and employment for the prospective mortgagor. The Limited Documentation Origination Program has been implemented relatively recently and according its impact, if any, on the rates of delinquencies and losses experienced on the mortgage loans so originated cannot be determined at this time.

        The Company's underwriting standards generally follow guidelines acceptable to FNMA and FHLMC. The Company's underwriting policies may be varied in appropriate cases. In determining the adequacy of the property as collateral, an independent appraisal is made of each property considered for financing. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the appraiser's judgment of values, giving appropriate weight to both the market value of comparable homes and the cost of replacing the property.

        Certain states where the mortgaged properties may be located are "anti-deficiency" states where, in general, lenders providing credit on one to four-family properties must look solely to the property for repayment in the event of foreclosure. See "Certain Legal Aspects of the Mortgage Loans-Anti-Deficiency Legislation and Other Limitations on Lenders". The Company's underwriting standards in all states (including anti-deficiency states) require that the underwriting officers be satisfied that the value of the property being financed, as indicated by the independent appraisal, currently supports and is anticipated to support in the future the outstanding loan balance, and provides sufficient value to mitigate the effects of adverse shifts in real estate values.

        LENDER WARRANTIES AND INDEMNIFICATION OF THE COMPANY. With respect to the mortgage loans sold by it, each lender will make representations and warranties to the Company which the Company deems sufficient to permit it to make its representations and warranties in respect of such mortgage loans to the Trustee and the certificateholders under the Pooling Agreement. Additional representations and warranties will be made by each lender which has been delegated the responsibility to underwrite mortgage loans on behalf of the Company. See "-Credit, Appraisal and Underwriting Standards" above. Each lender will also make certain other representations and warranties regarding mortgage loans sold by it.

        Each lender will agree to indemnify the Company against any loss or liability incurred by the Company on account of any breach of any representation or warranty made by the lender, any failure to disclose any matter that makes any such representation and warranty misleading, or any inaccuracy in information furnished by the lender to the Company.

        Upon the breach of any misrepresentation or warranty made by a lender, the Company may require the lender to repurchase the related mortgage loan.

        TITLE INSURANCE POLICIES. The servicing agreement regarding the mortgage loans originated by the Company will usually require that, at the time of the origination of the mortgage loans and continuously thereafter, a title insurance policy be in effect on each of the mortgaged properties and that such title insurance policy contain no coverage exceptions, except those permitted pursuant to the guidelines heretofore established by FNMA.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

        GENERAL. The mortgages originated by the Company and its licensed affiliates will be either mortgages or deeds of trust, depending upon the prevailing practice in the state in which the property subject to a mortgage loan is located. A mortgage creates a lien upon the real property encumbered by the mortgage. It is not generally prior to liens for real estate taxes and assessments. Priority between mortgages depends on their terms and generally on the order of filing with a state or county office. There are two parties to a mortgage, the mortgagor, who is the borrower and homeowner (the "Mortgagor"), and the mortgagee, who is the lender. Under the mortgage instrument, the Mortgagor delivers to the mortgagee a note or bond and the mortgage. Although a deed of trust is similar to a mortgage, a deed of trust formally has tree parties, the borrower-homeowners called the trustor (similar to a Mortgagor), a lender (similar to a mortgagee) called the beneficiary, and a third-party grantee called the Trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the Trustee to secure payment of the obligation. The Trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by law, the express provisions of the deed of trust or mortgage, and, in some cases, the directors of the beneficiary.

        FORECLOSURE. Foreclosure of a deed of trust is generally accomplished by a non-judicial Trustee's sale under a specific provision in the deed of trust which authorizes the Trustee to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. In some states, the Trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a requests for a copy of a notice of default and notice of sale. In addition, the Trustee must provide notice in some states to any other individual having an interest in the real property, including any junior lienholders. The borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation.

Generally, state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest in the real property.

        Foreclosure of a mortgage is generally accomplished by judicial action. The action is initiated by the service of legal pleadings upon all parties having an interest in the real property. Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties defendant. Judicial foreclosure proceedings are often not contested by any of the parties defendant. However, even when the mortgagee's right to foreclose is contested, the court generally issues a judgment of foreclosure and appoints a referee or other court officer to conduct the sale of the property.

        In the case of foreclosure under either a mortgage or a deed of trust, the sale by the referee or other designated officer or by the Trustee is a public sale. However, because of the difficulty a potential buyer at the sale would have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it is uncommon for a third party to purchase the property at the foreclosure sale. Rather, it is common for the lender to purchase the property from the Trustee or referee for an amount equal to the principal amount of the mortgage or deed of trust, accrued and unpaid interest and the expense of foreclosure. Thereafter, the lender will assume the burdens of ownership, including obtaining casualty insurance and making such repairs at its own expense as are necessary to render the property suitable for sale. The lender will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the property may not equal the lender's investment in the property. Any loss may be reduced by the receipt of any mortgage insurance proceeds.

        RIGHTS OF REDEMPTION. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In some states, redemption may occur only upon a payment of the entire principal balance of the loan, accrued interest and expenses of foreclosure. In other states, redemption may be authorized if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property. The rights of redemption would defeat the title of any purchaser from the lender subsequent to foreclosure or sale under a deed of trust. Consequently, the practical effort of the redemption right is to force the lender to retain the property and pay the expenses of ownership until the redemption period has run.

        ANTI-DEFICIENCY LEGISLATION AND OTHER LIMITATIONS ON LENDERS. Certain states have imposed statutory prohibitions which limit the remedies of a beneficiary under a deed of trust or a mortgage. In some states, statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment would be a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. Finally, other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is generally to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low or no bids at the judicial sale.

        In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including the federal bankruptcy laws and state laws affording relief to debtors, may interfere with or affect the ability of the secured mortgage lender to realize upon collateral and/or enforce a deficiency judgment. For example, with respect to federal bankruptcy law, a court with federal bankruptcy jurisdiction may permit a debtor through his or her Chapter 11 or Chapter 13 rehabilitative plan to cure a monetary default in respect of a mortgage loan on a debtor's residence by paying arrears within a reasonable time period and reinstating the original Mortgage Loan payment schedule even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the residence had yet occurred) prior to the filing of a debtor's petition. Some courts with federal bankruptcy jurisdiction have approved plans based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years.

        Courts with federal bankruptcy jurisdiction have also indicated that the terms of a mortgage loan secured by property of the debtor may be modified. These courts have suggested that such modification may include reducing the amount of each monthly payment, changing the rate of interest, altering the repayment schedule, and reducing the lender's security interest to the value of the residence, thus leaving the lender a general unsecured creditor for the difference between the value of the residence and the outstanding balance of the loan.

        The Internal Revenue Code of 1986, as amended, provides priority to certain tax liens over the lien of a mortgage. In addition, substantive requirements are imposed upon mortgage lenders in connection with the origination and the servicing of mortgage loans by numerous federal and some state consumer protection laws. These laws include the federal Truth-In-Lending Act, Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, and related statutes. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the law. In some cases, this liability may affect assignees of the mortgage loans.

        ENFORCEABILITY OF CERTAIN PROVISIONS. Certain of the mortgage loans will contain due-on-sale clauses. These clauses permit the lender to accelerate the maturity of the loan if the borrower sells, transfer or conveys the property. The enforceability of these clauses has been the subject of legislation and litigation in many states, and in some cases the clauses have been upheld, while in other cases their enforceability has been limited or denied.

        Upon foreclosure, courts have imposed general equitable principles. These equitable principles are generally designed to relieve the borrower form the legal effect of his defaults under the loan documents. Examples of judicial remedies that have been fashioned including judicial requirements that the lender undertake affirmative and expensive actions to determine the causes for the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's judgment and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of the lender to foreclose if the default under the mortgage instrument is not monetary, such as the borrower failing to adequately maintain the property or the borrower executing a second mortgage or deed of trust affecting the property. Finally, some courts have been faced with the issue of whether or not federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under deeds of trust or mortgages receive notices in addition to the statutorily-prescribed minimum. For the most part, these cases have upheld the notice provision as being reasonable or have found that the sale by a Trustee under a deed of trust, or under a mortgage having a power of sale, does not involve sufficient state action to afford constitutional protections to the borrowers.

        APPLICABILITY OF USURY LAWS. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 ("Title V"), provides that state usury limitations not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. The Federal Home Loan Bank Board is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V, the statute authorizes any state to reimpose interest rate limits by adopting a law or constitutional provision which expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. As of the date hereof, certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

OWNERSHIP OF REAL ESTATE

        GENERAL. The Company does not intend to be a real estate company. All real property owned by the Company is held for resale and not for development purposes. The financial statements of the Company presently reflect land held for resale as an asset at $843,000 as of September 30, 1996. See Note A to Financial Statements. However, the Company sold its 61 acre property in Monterey County, California, for $4,000,000, receiving a payment of $800,000 and an installment contract for $3,200,000, as described below. The Company may also hold real estate for sale from time to time as a result of its foreclosure on mortgage loans that may become in default.

        UNDEVELOPED LAND AND WATER RIGHTS. As of September 30, 1996, the Company owned approximately 61 acres of undeveloped real property with extensive water and electrical improvements, and extensive water producing wells, located on Paris Valley Road in the San Ardo area of Monterey County, California. This property was appraised at an estimated market value of the fee simple interest as of April 20, 1996, at $3,860,000. The property is located close to Highway 101, a major California highway. The area is rural in nature, used primarily for cattle and sheep raising and agricultural purposes, including vineyards and wineries to the north and to the south. The property is comprised of two parcels separated by Paris Valley Road. The zoning for the property is for agriculture/grazing in the lower half, and for heavy mineral extraction on the upper half. The water and electrical improvements provide primarily for farming use. Because of the producing water wells on the property, commercial water production for agricultural use is available to provide adjacent farms with excess water. The property formerly produced crude oil; but such wells have been shut-in and the power plant substation, natural gas pipeline system, pumps, tanks and used pipe on the property are considered obsolete. The water producing wells, as described in the appraisal, are capable of producing approximately 2,700,000 gallons per 24 hour production period. The water is naturally replenished annually from the run-off of the surrounding mountains. Because this property was held for resale, the Company made no efforts nor expended any material funds to commercially develop or market the water resources of the property. Effective December 30, 1996, this property was sold by the Company for $4,000,000, payable by a downpayment of $800,000, and an installment contract for $3,200,000, with annual payments amortized over 20 years, due and payable in 10 years.

        The Company has an 4.89 acre undeveloped property in Riverside County, California, that was appraised as of December 7, 1994, at a value of $170,000. This property is held subject to a Trust Deed Note dated March 15, 1995, in the principal amount of $65,000.

        All real property owned by the Company is held for resale and not for development purposes. The Company may also hold real estate for sale from time to time as a result of its foreclosure on mortgage loans that may become in default.

TRADE NAMES AND SERVICE MARKS

        The Company intends to register its service marks "EMB" and "EMB Funding" on the principal register of the United States Patent and Trademark Office. The Company intends to register its service marks in such states as it deems necessary and desirable. These names and marks are to be licensed to licensees under license agreement provisions strictly regulating their use.

        The Company will devote substantial time, effort and expense toward developing name recognition and goodwill for its tradenames for its operations. The Company intends to maintain the integrity of its trade names, service marks and other proprietary names against unauthorized use and to protect the licensees' use against claims of infringement and unfair competition where circumstances warrant. Failure to defend and protect such trade name and other proprietary names and marks could adversely affect the Company's sales of licenses under such trade name and other proprietary names and marks. The Company knows of no current materially infringing uses.

EXECUTIVE OFFICES

The Company currently subleases its executive offices located at 575 Anton Boulevard, Suite 200, Costa Mesa, California 92626. The lease covers approximately 6,500 square feet at a monthly rental of approximately $7,500 per month. The sublease expires in March 1997. The Company believes that its current facilities are adequate for its needs through March 1997, and that, should it be needed, suitable additional or alternative space will be available in the future on commercially reasonable terms.

EMPLOYEES

        As of January 31, 1997, the Company employed 26 persons. Of the total, 10 were engaged in sales and marketing, one was in product development and technical support and 15 were in finance and administration. None of the Company's employees is represented by a labor union with respect to his or her employment by the Company. The Company has experienced no organized work stoppages and believes its relationship with its employees is good. The Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel in the computer software and mortgage industry in the United States is intense. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business or results of operations.

BANKING ARRANGEMENTS

        The Company is presently negotiating with several national banks to obtain a line of credit for the purpose of assuring the availability of financing in the event the Company determines bank financing to be necessary or desirable in the future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

        For fiscal 1995 and fiscal 1996, the principal independent accountant of the Company is Harlan & Boettger, independent certified public accountants located in San Diego, California. For fiscal 1994 and prior fiscal years, the principal independent accountant of the Company was George F. Rombach, C.P.A. of Newport Beach, California.

        George F. Rombach, C.P.A., the former accountant of the Company, did not resign or decline to stand for re-election, nor was such accountant dismissed by the Company. The Company changed its principal independent accountant effective in April, 1996, without any disagreement regarding accounting matters. The decision to change accountants was recommended by the Board of Directors and approved by the shareholders of the Company at its 1996 annual meeting held on May 21, 1996.

         During the Company's two previous fiscal years and the subsequent interim period up to the date of the change of accountants, there were no disagreements with the Company's former accountant on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of George F. Rombach, C.P.A., would have caused him to make reference to the matter of disagreement in his report. The Company has previously authorized George F. Rombach, C.P.A. to respond fully to the inquiries of Harlan & Boettger, the current independent certified public accountants of the Company.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

       The directors and officers of the Company as follows:

Name(1)(2)                   Age              Position
----------                   ---              --------

Joseph K. Brick(3)              58              Nominee Director, and President of
                                                EMB Mortgage Corporation(5)
Bruce J. Brosky(4)              41              Director and Vice President-
                                                Marketing and Public Relations
Malcom K. Crist(3)              51              Nominee Director(5)
Rory P. Hughes(4)               38              Director and Vice President -
                                                Research and Development
William V. Perry(4)(5)          73              Director and Executive Vice
                                                President
Ann L. Petersen                 59              Director
Michael P. Roth(3)              57              Nominee Director(5)
James E. Shipley(5)             61              Director and President
B. Joe Wimer(5)                 40              Director, Secretary and
                                                Treasurer

---------------------------

  (1) The Company presently has no executive committee, nominating committee or audit committee of the Board of Directors.
  (2) The officers of the Company hold office until their successors are elected and qualified, or until their death, resignation or removal.
  (3) Nominated to become a director of the Company at its Annual Meeting of shareholders scheduled for March 21, 1997.
  (4) Member of the Company's Stock Option Committee. See "1996 Stock Option, SAR and Stock Bonus Plan", below.
  (5) Member of the Company's Compensation Committee. See "Compensation Committee", below.

         The background and principal occupations of each director nominee, director and officer of the Company are as follows:

         Mr. Brick has been nominated to become a director of the Company at the 1997 Annual Meeting of Stockholders. In January 1997, he became a director and the President of EMB Mortgage Corporation, the principal operating subsidiary of the Company. From May 1981 to January 1997, Mr. Brick was a mortgage portfolio consultant regarding the evaluation of commercial, multi-family and residential mortgage products, and the servicing and conversion of mortgage portfolios. From August 1988 to April 1991, he was employed by Countrywide Funding Corporation and managed its mortgage operations for all states east of the Mississippi. From 1984 to 1987, he was employed by Money Market Mortgage Corporation as operations manager for its eastern region for commercial, multi-family and residential mortgages. From 1983 to 1984, Mr. Brick was employed by M & I Mortgage Corporation as its Vice President and Production Manager and supervised its start-up of a national bank's mortgage subsidiary. Mr. Brick attended Marquette University.

         Mr. Brosky has been a director and Vice President-Marketing and Public Relations of the Company since April 29, 1996, and became a director of the Company on May 21, 1996. From 1993 to 1995, he was the Director of Marketing of ERA Sterling Real Estate. From 1993 to the present, Mr. Brosky has been the Director of Marketing and Public Relations of Sterling Alliance Group, Ltd. From 1984 to 1992, Mr. Brosky was employed by GTE of California as operator services supervisor, CAG analyst and systems analyst. Mr. Brosky received a B.A. degree from the University of Dubuque in 1978, and received a MBA degree from Loras College in 1979.

         Mr. Crist has been nominated to become a director of the Company at the 1997 Annual Meeting of Stockholders of the Company. From 1974 to the present, he has been the President of Crist Accountancy Corporation, a certified public accounting firm in Orange County, California. From 1969 to 1973, Mr. Crist was a staff and a senior audit accountant with Price Waterhouse & Company. He became a certified public accountant in Maryland in 1969 and in California in 1974. Mr. Crist received a B.A. degree in accounting from the College of William and Mary in 1967, and received a M.B.A. degree in finance and accounting from the University of Maryland in 1969.

         Mr. Hughes has been Vice President-Research and Development of the Company since April 29, 1996, and became a director of the Company on May 21, 1996. He has been the President and a director of EMB Mortgage Corporation, a wholly owned subsidiary of the Company engaged in real estate mortgage business, since September, 1995. From 1994 to the present, he has been a director and President of Virtual Lending Technology, Inc. From 1993 to 1994, he was the Marketing Director of Delphi Information Sciences Corp. From 1993 to September 1995, Mr. Hughes was also employed by Members Capital Corporation, a mortgage broker. From 1985 to 1993, he owned and operated Financial Computing International, a software technology firm. Mr. Hughes attended California State University-Fullerton majoring in corporate finance and real estate finance.

         Mr. Perry has been the Executive Vice President of the Company since April 29, 1996, and became a director of the Company on May 21, 1996. He is also the Chairman of the Board of EMB Mortgage Corporation, a wholly owned subsidiary of the Company. From 1994 to the present, he has been a director and Vice President of Sterling Alliance Group, Ltd. From October 1993 to the present, Mr. Perry has been associated with ERA Sterling Real Estate. From 1990 to October 1993, he was a director and Vice President of Ameri-West Funding, Inc., engaged in residential, multi-family and commercial mortgages. From 1988 to 1990, Mr. Perry was the President of First Marine Mortgage Company. From 1985 to 1987, he was the Chief Financial Officer of Mobile Medical Group, Inc.; and was the Chief Financial Officer and a director of Oceanic Opera, Inc. from 1984 to 1985. From 1970 to 1984, Mr. Perry was engaged in the real estate brokerage business with several real estate brokerage companies. From 1962 to 1970, he was an electronics engineer with Lockheed Missle and Space Corporation. Mr. Perry graduated from Pacific States University in 1948 with a degree in electrical engineering.

         Mrs. Petersen became a director of the Company on November 25, 1992. She is a resident of Hawaii and has been a housewife since being married in 1958. She attended Marquette University for two years. Mrs. Petersen is an active volunteer in various charitable organizations, including the American Cancer Association.

         Mr. Roth has been nominated to become a director of the Company at the 1997 Annual Meeting of the Stockholders of the Company. From 1993 to the present, he has been the Assistant Branch Manager and Sales Associate with Coldwell Banker Real Estate, Inc., a real estate brokerage company, at its branch office in South Laguna, California. From 1981 to 1992, Mr. Roth was the President of Food Service Concept Marketing Inc., a marketing consulting firm. From 1975 to 1981, he was the Vice President Management Supervisor of Wells, Rich, Green Advertising. From 1974 to 1975, Mr. Roth was a Vice President of Shakey's Pizza Parlors. From 1969 to 1975, he was Vice President of Marketing of Bonanza Steakhouses, and was President of its International Division. From 1963 to 1968, Mr. Roth was engaged in franchise marketing for McDonald's Corporation in charge of marketing in 12 western states and Hawaii. Mr. Roth received a B.S. degree from U.C.L.A. in 1962.

         Mr. Shipley has been a director of the Company since January 15, 1996, and became the President of the Company on April 29, 1996. From 1993 to the present, he has been a director and the President of Sterling Alliance Group, Ltd., an affiliate of the Company which recently sold substantially all of its assets and operations to the Company in exchange for Common Stock. He was the Managing Director of EMB Mortgage Corporation, a wholly owned subsidiary of the Company engaged in the real estate mortgage business, from October 1993 to April 1996. Mr. Shipley has served as the Managing Director of ERA Sterling Real Estate, a real estate brokerage firm, from 1987 to the present. From 1968 to 1987, he was engaged in the real estate development business with several companies. In 1988, Mr. Shipley became subject to two felony convictions for forgery endorsement of a check and appropriation of property entrusted to him in the Superior Court of the State of California. Mr. Shipley received a Bachelor of Science degree from Eastern Illinois University in 1960.

         Mr. Wimer has been the Secretary and Treasurer of the Company since April 29, 1996, and became a director of the Company on May 21, 1996. From April 1993 to September 1995, he was the director of business promotion of City Lights Escrow, Inc.; and from October 1992 to April 1993, was the owner and President of Better Service Escrow, Inc. From October

1990 to October 1992, Mr. Wimer was employed by Escrow Masters Inc. regarding business promotion; and held a similar position with Melrose Escrow Inc. from 1988 to October 1990. In each of these positions, he was also responsible for all banking and money management functions. From 1985 to 1988, he was the Chief Financial Officer of Sierra Mortgage Corporation. Mr. Wimer attended California State University-Fullerton and Clark College.

         COMPLIANCE WITH SECTION 16(A) OF EXCHANGE ACT. To the best of the knowledge of the Company, its directors, officers and 10% beneficial owners have filed all reports in compliance with the reporting requirements of Section 16(a) of the Exchange Act, except that Form 3 filed by such persons were not timely filed on or before August 28, 1996, the effective date of the Form 10-SB registration statement of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

         No executive officer or director of the Company received compensation in excess of $100,000 during its fiscal year ended September 30, 1996.

         COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors is comprised of Messrs. James E. Shipley, B. Joe Wimer, and William V. Perry. The Committee makes decisions regarding the Company's employee stock plan and makes decisions concerning salaries and incentive compensation for the executive officers, employees and consultants of the Company.

         1996 STOCK OPTION, SAR AND STOCK BONUS PLAN. The Company has reserved a total of 250,000 shares of Common Stock for issuance under the Company's 1996 Stock Option, SAR and Stock Bonus Plan (the "Plan"). At January 31, 1997, no options, SAR's or stock bonuses have been granted or issued under the Plan. It is presently proposed to increase the number of shares under the Plan from 250,000 shares to 1,250,000 shares. Options may be granted to employees (including officers), consultants, advisors and directors, although only employees and directors and officers who are also employees may receive "incentive stock options" intended to qualify for certain tax treatment. The exercise price of non-qualified stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant, and in the case of incentive stock options must be no less than the fair market value. Options granted under the Plan are immediately exercisable but generally vest over four years and must be exercised within 10 years. The members of the Stock Option Committee that administer the Plan are Bruce J. Brosky, Rory P. Hughes and William V. Perry.

         COMPENSATORY BENEFIT PLAN. The Company established a Compensatory Benefit Plan (the "Plan") that authorized the issuance of up to $500,000 of the fair market value of the Common Stock of the Company to its directors, officers, employees, consultants and advisers for their bona fide services (and such services must not be in connection with the offer and sale of securities in a capital raising transaction or pursuant to a written contract relating to the compensation of such persons), consistent with Rule 701 under the Securities Act of 1933. The Plan was administered by the Compensation Committee of the Board of Directors. The Plan has been terminated.

         OTHER BENEFIT PLANS. The Company does not have any pension plan, profit sharing plan or similar plans for the benefit of its officers, directors or employees. However, the Company reserves the right to establish any such plans in the future.

         BOARD COMPENSATION. Directors of the Company will be compensated by the Company for meeting attendance by an annual directors' fee of $2,500, and are entitled to reimbursement for their travel expenses. From time to time, directors who are not employees of the Company, will receive grants of options to purchase the Company's Common Stock or stock bonuses. The Company does not pay additional amounts for committee participation or special assignments of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
--------------------------------------------------------------

         The total number of shares of Common Stock of the Company beneficially owned by each of the officers and directors, and persons nominated to become directors of the Company, and all of such directors and officers as a group, and their percentage ownership of the outstanding Common Stock of the Company as of January 31, 1997, are as follows:

                                           SHARES       PERCENT OF
MANAGEMENT                              BENEFICIALLY      COMMON
SHAREHOLDERS(1)                           OWNED(1)         STOCK
---------------                         ------------    ----------

Joseph K. Brick.....................             0          0%
  1420 North Atlantic Avenue
  Suite 1704
  Daytona Beach, Florida  32118

Bruce J. Brosky.....................        87,500(2)     1.5%
   575 Anton Boulevard, Suite 200
   Costa Mesa, California 92626

Malcom K. Crist....................             0          0%
  1015 East Chapman Avenue
  Orange, California 92866

Rory P. Hughes......................       499,973(2)     8.7%
   575 Anton Boulevard, Suite 200
   Costa Mesa, California 92626

William V. Perry....................       290,470(2)(3)  5.1%
   575 Anton Boulevard, Suite 200
   Costa Mesa, California 92626

Ann L. Petersen.....................         6,250       .001%
   Star Route 5080
   Keaau, Hawaii 96749

Michael P. Roth.....................             0          0%
  575 Anton Boulevard, Suite 200
  Costa Mesa, California 92626

James E. Shipley....................       813,375(4)    14.1%
   575 Anton Boulevard, Suite 200
   Costa Mesa, California 92626

B. Joe Wimer........................         6,250(2)    .001%
   575 Anton Boulevard, Suite 200
   Costa Mesa, California 92626

Directors and officers as a group
  (9 persons, including the above)..     1,703,818        29.4%
                                         =========        ====


_________________________

  (1) Except as otherwise noted, it is believed by the Company that all persons have full voting and investment power with respect to the shares, except as otherwise specifically indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as warrants or options to purchase the Common Stock of the Company.

(2) Represents shares of the common stock of Sterling Alliance Group, Ltd. which owns 3,375,000 shares of the Common Stock of the Company (58.3% of its outstanding Common Stock).

(3) Represents shares of Sterling Alliance Group, Inc. owned by Win, Win, Solver Group, Inc., a corporation owned by Mr. Perry. It also includes 13,688 shares held by a trust of which Mr. Perry is the trustee. He is not a beneficiary of the trust, and disclaims any ownership of its securities.

(4) Represents shares of Sterling Alliance Group, Inc. owned by World Trends Financial, Ltd., a corporation owned by Mr. Shipley.

         Because certain directors and officers of the Company are controlling persons or affiliates of Sterling Alliance Group, Ltd. ("SAG")(specifically, William V. Perry, James E. Shipley, Bruce J. Brosky, Rory P. Hughes and B. Joe Wimer), such persons may be deemed to be the beneficial owners of the 3,375,000 shares of the Common Stock of the Company held in the name of SAG.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company entered into certain material transactions with SAG during its fiscal year ended September 30, 1996, as described below. SAG is a Colorado corporation that is beneficially owned 24.3% by James E. Shipley, a director and the President of the Company, and owned 14.8% by Rory P. Hughes, a director and Vice President of the Company, and by certain other directors and officers of the Company to a lesser extent.

         In December 1995, the Company agreed to acquire substantially all of the assets of SAG, including all of the issued capital stock of its subsidiary, Electronic Mortgage Corporation ("EMB"), real property located in Monterey County and in Riverside County, California, office equipment and furniture, and its interests in MortgageShare software as licensed by Virtual Lending Technology, Inc., and assumed certain liabilities of SAG. In exchange, the Company issued 3,375,000 legended-restricted shares of its Common Stock to SAG which presently represents approximately 58.3% of the total issued and outstanding Common Stock of the Company. After this acquisition, the directors, officers and certain consultants of SAG became directors and officers of the Company. As a result of the ownership of common stock of SAG owned by certain present directors and officers of the Company and their families, they are deemed to be beneficial owners of the Common Stock of the Company.

         Prior to this acquisition, Virtual Lending Technology, Inc., a Nevada corporation, licensed certain software to EMB under the terms of a Software Provider Agreement to be used in the mortgage lending business. Rory P. Hughes and Frank D. Tuttle, present and former officers and directors of the Company, are also the owners and principal officers of Virtual Lending Technology, Inc. Rory P. Hughes and Frank D. Tuttle became directors and officers of the Company after this transaction.

         During the fiscal year ended September 30, 1996, the Company incurred unreimbursed expenses regarding ERA Sterling Alliance Real Estate, a real estate brokerage company owned by the family of James E. Shipley, a director and officer of the Company, in the amount of $129,687.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

       As permitted by Section 415-48.5 of the Hawaii Business Corporation Law, the Restated Articles of Incorporation and By-Laws of the Company provide for the indemnification of the directors and officers of the Company to the fullest extent permitted by the Hawaii General Corporation Law. These provisions generally permit indemnification of directors and officers against certain costs, liabilities and expenses of any threatened, pending or completed action, suit or proceeding that any such person may incur by reason of serving in such positions, except that a Hawaii corporation has no power to eliminate or limit the personal liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for any act or omission of the director not performed in good faith, or which involves intentional misconduct or knowing violation of law, or which constitutes a wilful or reckless disregard of the director's fiduciary duty; (3) for the director's wilful or negligent violation of any provision of this chapter regarding payment of dividends or stock purchase or redemption; or (4) for any transaction from which the director received an improper benefit. Any determination that indemnification of a director or an officer is, unless ordered by a court, must be made (i) by the Company's stockholders, (ii) by the Company's Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who where not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The Restated Articles of Incorporation, By-Laws, and the Hawaii Business Corporation Law further provide that such indemnification is not exclusive of any other rights to which such directors, officers or persons controlling the Company pursuant to the foregoing provisions.

         These provisions do not eliminate the liability of a director for violations of federal securities laws, nor do they limit the rights of the Company or the shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. However, such remedies may not be effective in all cases.

PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by each shareholder who beneficially owns more than five percent (5%) of the Company's Common Stock, the number of shares beneficially owned by each and the percent of outstanding Common Stock so owned of record as of January 31, 1997. It is believed by the Company that all persons listed have sole voting and investment power with respect to their shares, except as otherwise indicated.

                                                        SHARES      PERCENT OF
         NAME AND ADDRESS                            BENEFICIALLY   OUTSTANDING
        OF BENEFICIAL OWNER          TITLE OF CLASS     OWNED      COMMON STOCK
        -------------------          --------------  ------------  -------------

Sterling Alliance Group, Ltd.(1)      Common Stock    3,375,000       58.3%
  575 Anton Boulevard, Suite 200
  Costa Mesa, CA 92626

Rory P. Hughes(2)                     Common Stock      499,973        8.7%
  575 Anton Boulevard, Suite 200
  Costa Mesa, California 92626

James E. Shipley                      Common Stock      813,375       14.1%
  World Trends Financial, Ltd.(2)
  508 Easy Street
  Las Vegas, Nevada 89707

William V. Perry                      Common Stock      290,470        5.0%
  Win, Win, Solver Group, Inc.(2)
  1055 E. Flamingo Road, #1009
  Las Vegas, Nevada 89109

Cede & Co.                            Common Stock      682,930       11.8%
  P.O. Box 222
  Bowling Green Station
  New York, New York 10274

____________________________

  (1) Sterling Alliance Group, Ltd. ("SAG") is a Colorado corporation. Certain directors and officers of the Company are stockholders, directors, officers and controlling persons of SAG. See "Transactions with Management" and "Security Ownership of Management", above.
  (2) Represents shares of the Common Stock of Sterling Alliance Group, Ltd. which owns 3,375,000 shares of the Common Stock of the Company.


                             CONFLICTS OF INTEREST

            Certain of the present officers and directors of the Company invest independently in securities, either individually or through entities in which they have an interest or with which they are associated. See "Management." Such officers and directors have invested in securities for their own accounts and have engaged in related activities. Participation by such persons in these activities in the future may pose inherent conflicts of interest, including corporate opportunity, time and effort.

            With regard to future situations, the Board of Directors of the Company has adopted a policy statement regarding conflicts of interest between the Company and its officers, directors owning more than 5% of the Company's Common Stock, employees and members of their immediate families. The policy states that the Board considers it a potential conflict with the Company's interests for such persons to take any of the following actions, among others, without disclosure to and approval by the Board of Directors: (i) to serve as an officer, director, employee or be a principal shareholder of, or to receive income from, any enterprise doing business with or competing with the Company;
(ii) to speculate or deal in securities purchased or sold by the Company; (iii) to own an interest in any enterprise doing business with or competing with the Company, other than an interest in less than 1% of the securities of a publicly held company or in securities of banks or savings associations; (iv) participate in the development of any corporation in which the Company has acquired an interest after the date of this Memorandum; or (v) otherwise to benefit from their position with the Company or to deprive the Company of an opportunity to benefit with respect to any transactions between such persons and any business organization other than the Company.

            The foregoing policy does not apply to directors owning less than 5% of the Company's Common Stock or consultants who are not officers or employees of the Company. However, such persons are subject to fiduciary responsibilities as directors or agents of the Company. Officers and directors of the Company may be presented with opportunities which give rise to apparent conflicts of interest which can be resolved only through the exercise of judgment by such officers and directors consistent with their fiduciary duties to the Company arising under Hawaii statutory law and general corporate law.

            The Company has a right of first refusal on all opportunities to participate in the purchase of securities which may be presented to its officers and employees after the date of this Memorandum that are consistent with the investment objectives of the Company. With respect to all directors of the Company, including those who are not officers, employees or owners of 5% or more of the Company's Common Stock, fiduciary obligations exist under Hawaii law prohibiting them from taking advantage of corporate opportunities and from otherwise benefiting by reason of their position on the Company's Board of Directors. In the event any director becomes aware of an opportunity in which he knows the Company would be interested, he is obligated to make the Company aware of that opportunity and to offer it to them on the same terms as it may have been offered to him. Any transactions that take place between any director and the Company or the affiliate of any director and the Company shall be approved by the Board of Directors without the involvement of the interested director and will be approved only if the terms are deemed to be no less favorable to the Company than could be expected in a transaction with an unaffiliated third party.

            As a result of the foregoing policies, all corporate opportunities presented to officers and directors are to be disclosed to the Board of Directors. When the Board of Directors of the Company is presented with a specific situation under the foregoing policy, it will make a judgment as to whether a specific activity should be approved in a manner that is consistent with their fiduciary obligations to resolve such situations in the best interests of the Company. However, due to capital limitations or other factors which the Board may consider in making these judgments, the Board may approve a director's or officer's participation in a securities or other related business opportunity in which the Company will not participate.

            The Board of Directors of the Company will make every effort to minimize any conflicts of interest and, to the extent that any person may be placed in a position of such conflict by virtue of a personal interest in a transaction with the Company, the Board will request that he not participate in any decision making process with regard to the transaction.

                         DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF SECURITIES.

            GENERAL. The Company is authorized to issue 30,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock. There are no shares of Preferred Stock issued and outstanding. As of January 31, 1997, there were 5,792,801 shares of Common Stock issued and outstanding.

            COMMON STOCK. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors, out of funds legally available, without any preference. Holders of Common Stock are entitled to one vote per share. Cumulative voting is not allowed for purposes of the election of directors. Thus, the holders of more than 50% of the shares voting for directors can elect all directors. The holders of the Common Stock of the Company have no preemptive rights to purchase new issues of the securities of the Company.

        At the present time, the Company does not intend to pay any dividends on its Common Stock. See "Dividends."

        Upon liquidation or dissolution of the Company, holders of Common Stock are entitled to receive pro rata, either in cash or in kind, all of the assets of the Company after payment of debts. There are no redemption, conversion or preemptive rights attached to the Common Stock.

        PREFERRED STOCK. The Board of Directors has the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of Preferred Stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series any or all of which may be greater than the rights of the Common Stock. The effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock may not be determined until the Board of Directors specifies the rights of the holders of such Preferred Stock. Such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairment of the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock. There are presently no shares of Preferred Stock of the Company that are issued and outstanding.

        WARRANTS AND OPTIONS. As of January 31, 1997, there were outstanding warrants to purchase up to 126,750 shares of the Common Stock of the Company exercisable at prices ranging from $2.00 to $3.00 per share.

        The Company has a stock option and stock bonus plan which covers 250,000 shares of the Common Stock of the Company, but no options have been granted under the plan as of the date hereof. It is presently proposed to increase the number of shares under the plan from 250,000 shares to 1,250,000 shares.

        HAWAII CORPORATE LAW AND CERTAIN CHARTER PROVISIONS. The Company is a Hawaii corporation and subject to Chapter 417E of the Hawaii Business Corporation Act (the "Hawaii Law"), an anti-takeover law. In general, Chapter 417E of the Hawaii Law prevents take-over offers to acquire equity securities of a Hawaii corporation if the offeror would become a beneficial owner of more than 10% of any class of outstanding equity securities, and other similar provisions, subject to certain exceptions such as the written approval of the board of directors. The existence of this provisions would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

        The Hawaii Law further provides that all stockholder action must be effected at a duly called meeting of stockholders. The Company's Restated Articles of Incorporation and By-Laws provide that only the Company's President, a majority of the members of the Company's Board of Directors or at the written request of the holders of at least 50% of the outstanding voting power may call a special meeting of stockholders. These provisions of the Restated Articles of Incorporation and By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company.

        TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Common Stock of the Company is Securities Transfer Corporation in Dallas, Texas.

                               LEGAL PROCEEDINGS

        There are no known pending or threatened legal proceedings to which the Company is, or is likely to be, a party or of which any of its assets are or are likely to be subject.

                                    EXPERTS

        The consolidated financial statements of the Company at September
30, 1996, appearing in this Prospectus and Registration Statement have been audited by Harlan & Boettger, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           ADDITIONAL INFORMATION

        The Company has filed with the Securities and Exchange Commission a Registration Statement (which term shall include any amendments thereto) on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including the exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Judiciary Plaza, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

        The Company recently became subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Commission (File No. 0-11883). Reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549; at its Northeast Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048; and at its Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section at prescribed rates. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                                C O N T E N T S

                                                                         PAGE
                                                                       --------
INDEPENDENT AUDITORS' REPORT..........................................      F-1
CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheets as of September 30, 1996 and 1995.........      F-2
Consolidated Statements of Operations for the years ended
 September 30, 1996 and 1995..........................................      F-3
Consolidated Statements of Shareholders' Equity (Deficit) for the
 years ended September 30, 1996 and 1995..............................      F-4
Consolidated Statements of Cash Flows for the years ended
 September 30, 1996 and 1995..........................................      F-5
Notes to Consolidated Financial Statements............................ F-6-F-11

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of EMB CORPORATION AND SUBSIDIARY:

  We have audited the accompanying consolidated balance sheets of EMB Corporation (a Hawaii corporation) and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years ended September 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMB Corporation and subsidiary as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Harlan & Boettger
San Diego, California
January 8, 1997

                         EMB CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                    SEPTEMBER 30, SEPTEMBER 30,
                      ASSETS                            1996          1995
                      ------                        ------------- -------------
CURRENT ASSETS
  Cash.............................................  $       395    $  26,071
  Accounts receivable (no allowance deemed
   necessary)......................................       14,582           --
  Inventory, net...................................       35,324           --
  Note receivable..................................       14,000       14,000
                                                     -----------    ---------
    TOTAL CURRENT ASSETS...........................       64,301       40,071
PROPERTY AND EQUIPMENT, net (Note D)...............      149,363       25,692
RELATED PARTY RECEIVABLE (Note G)..................      129,687       54,889
LAND HELD FOR SALE (Notes A and E).................      843,000       43,000
OTHER ASSETS ......................................        4,128        1,177
                                                     -----------    ---------
                                                      $1,190,479    $ 164,829
                                                     ===========    =========

  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
  ----------------------------------------------

CURRENT LIABILITIES
  Accounts payable.................................  $   195,374    $   4,684
  Bank overdrafts..................................       27,177           --
  Accrued expenses.................................       48,886        2,249
  Notes payable--current portion (Note F)..........      293,793       60,000
  Capital lease obligations--current portion
   (Note I)........................................       28,553        7,821
                                                     -----------    ---------
    TOTAL CURRENT LIABILITIES......................      593,783       74,754
RELATED PARTY PAYABLE (Note G).....................           --      235,171
NOTES PAYABLE, net of current portion (Note F).....       65,000       65,000
CAPITAL LEASE OBLIGATIONS, net of current portion
 (Note I)..........................................       30,096       10,247
                                                     -----------    ---------
    TOTAL LIABILITIES..............................      688,879      385,172
COMMITMENTS (Note I)
SHAREHOLDERS' EQUITY (DEFICIT)
  Common stock, no par value, 30,000,000 shares
   authorized; 5,311,817 and 1,644,350 shares
   issued and outstanding, respectively............    3,910,391      345,250
  Preferred stock, no par value, 5,000,000 shares
   authorized, no shares issued or outstanding.....           --           --
  Common stock subscribed..........................     (200,000)          --
  Retained deficit.................................   (3,208,791)    (565,593)
                                                     -----------    ---------
    TOTAL SHAREHOLDERS' EQUITY (DEFICIT)...........      501,600     (220,343)
                                                     -----------    ---------
                                                     $ 1,190,479    $ 164,829
                                                     ===========    =========

   The accompanying notes are an integral part of these financial statements.

                         EMB CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        YEARS ENDED SEPTEMBER 30,
                                                        -------------------------
                                                           1996           1995
                                                        -----------    ----------
REVENUES
  Mortgage loan revenue................................ $   244,874    $   97,400
  Product sales........................................      31,545            --
                                                        -----------    ----------
    TOTAL REVENUES.....................................     276,419        97,400
COST OF SALES..........................................      29,636            --
                                                        -----------    ----------
  Gross profit.........................................     246,783        97,400
OPERATING EXPENSES
  General and administrative...........................   2,790,244       531,818
  Depreciation.........................................      31,056         2,662
                                                        -----------    ----------
    TOTAL OPERATING EXPENSES...........................   2,821,300       534,480
                                                        -----------    ----------
LOSS FROM OPERATIONS...................................  (2,574,517)     (437,080)
OTHER INCOME (EXPENSES)
  Interest expense.....................................     (64,393)       (2,164)
  Other................................................      (2,688)        9,989
                                                        -----------    ----------
    TOTAL OTHER INCOME (EXPENSE).......................     (67,081)        7,825
                                                        -----------    ----------
LOSS BEFORE INCOME TAXES...............................  (2,641,598)     (429,255)
  Income taxes (Note G)................................       1,600           800
                                                        -----------    ----------
NET LOSS............................................... $(2,643,198)   $ (430,055)
                                                        ===========    ==========
NET LOSS PER COMMON SHARE.............................. $      (.73)   $     (.29)
                                                        ===========    ==========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING..........   3,641,421     1,469,225
                                                        ===========    ==========


   The accompanying notes are an integral part of these financial statements.

                         EMB CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                PREFERRED
                             COMMON STOCK         STOCK        STOCK                      TOTAL
                         -------------------- ------------- SUBSCRIPTION  RETAINED    SHAREHOLDERS'
       (DEFICIT)          SHARES    AMOUNTS   SHARES AMOUNT  RECEIVABLE    DEFICIT       EQUITY
       ---------         --------- ---------- ------ ------ ------------ -----------  -------------
BALANCE, SEPTEMBER 30,
 1994................... 1,288,600 $  150,000   --    $--    $      --   $  (135,538)  $    14,462
  Shares issued for
   Riverside land.......     8,250     33,000   --     --           --            --        33,000
  Shares issued for
   services.............   172,500    155,250   --     --           --            --       155,250
  Shares issued to
   founders for
   services.............   175,000      7,000   --     --           --            --         7,000
  Net loss..............        --         --   --     --           --      (430,055)     (430,055)
                         --------- ----------  ---    ---    ---------   -----------   -----------
BALANCE, SEPTEMBER 30,
 1995................... 1,644,350    345,250   --     --           --      (565,593)     (220,343)
  Proceeds from sale of
   shares...............   412,707  1,017,914   --     --           --            --     1,017,914
  Shares issued for
   services.............   836,389  1,279,460   --     --           --            --     1,279,460
  Shares issued to
   founders for
   services.............   893,712     35,749   --     --           --            --        35,749
  Shares issued for
   Monterey land........   200,000    800,000   --     --           --            --       800,000
  Shares issued for note
   receivable...........    50,000    200,000   --     --     (200,000)           --            --
  Shares issued for
   debt.................   116,009    232,018   --     --           --            --       232,018
  Shares issued for net
   assets of Pacific
   International, Inc... 1,158,650         --   --     --           --            --            --
  Net loss..............        --         --   --     --           --    (2,643,198)   (2,643,198)
                         --------- ----------  ---    ---    ---------   -----------   -----------
BALANCE, SEPTEMBER 30,
 1996................... 5,311,817 $3,910,391   --    $--    $(200,000)  $(3,208,791)  $   501,600
                         ========= ==========  ===    ===    =========   ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                         EMB CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        YEARS ENDED SEPTEMBER 30,
                                                        -------------------------
                                                           1996           1995
                                                        -----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss.............................................. $(2,643,198)   $ (430,055)
 Adjustments to reconcile net income to net cash used
  in operating activities:
  Common stock issued for services.....................   1,315,209       162,250
  Depreciation.........................................      31,056         2,662
  Changes in operating assets and liabilities:
   Increase in:
    Accounts receivable................................     (14,582)          --
    Inventory..........................................     (35,324)          --
    Prepaid expenses and other assets..................      (2,951)      (1,177)
    Accounts payable...................................     217,867          349
    Accrued expenses...................................      46,637        1,449
                                                        -----------    ---------
NET CASH USED IN OPERATING ACTIVITIES..................  (1,085,286)    (264,522)
                                                        -----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment...................     (96,846)      (6,720)
 Payment for land purchase.............................          --      (10,000)
 Loans made on notes receivable........................          --      (14,000)
 Loans made on related party receivable................     (74,798)     (29,092)
                                                        -----------    ---------
NET CASH USED IN INVESTING ACTIVITIES..................    (171,644)     (59,812)
                                                        -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of notes payable...............     268,893      355,776
 Payments under capital lease obligations..............     (17,300)          --
 Payments on borrowings................................     (38,253)          --
 Sale of common stock..................................   1,017,914           --
                                                        -----------    ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES..............   1,231,254      355,776
                                                        -----------    ---------
NET INCREASE (DECREASE) IN CASH........................     (25,676)      31,442
CASH, BEGINNING OF PERIOD..............................      26,071       (5,371)
                                                        -----------    ---------
CASH, END OF PERIOD.................................... $       395    $  26,071
                                                        ===========    =========

   The accompanying notes are an integral part of these financial statements.

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Nature of Operations

  EMB Corporation (formerly called Pacific International, Inc.) (the "Company") was incorporated under the laws of the State of Hawaii on May 5, 1960. Effective December 16, 1995, the Company acquired the net assets of Sterling Alliance Group, Ltd ("SAG") which included 100% ownership in Electronic Mortgage Banc, Ltd. ("EMB") and land held for sale. For financial statement purposes the transaction has been recorded as a recapitalization of SAG and the issuance of shares for the net assets of the Company due to the fact that SAG provides substantially all of the historic and on-going operations (See Note C). The historical and on-going financial statements primarily represent the assets, liabilities and operations which were acquired from SAG. All significant intercompany accounts and transactions have been eliminated.

  The Company has an interactive software system for the origination and processing of mortgage loans which it calls Mortgage Approval Xpress ("M.A.X."). This system has been linked to the ProShare software developed by Intel Corporation that provides direct teleconferencing and interaction between prospective mortgage borrowers and mortgage lenders. The Company licenses its mortgage software system to real estate brokers, builders, credit unions, mortgage brokers and others. The Company also independently originates and processes mortgage loans, and intends to engage in the secondary placement of real estate mortgages.

 Basis of Accounting

  The Company's policy is to use the accrual method of accounting and to prepare and present financial statements which conform to generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Cash

  Cash includes cash on hand and cash in checking and savings accounts.

 Inventory

  Inventory is stated at the lower of cost or market, cost being determined on the first-in, first-out (FIFO) method. Inventory consists of mortgage loan processing and teleconferencing software and equipment.

 Property and Equipment

  Property and equipment is stated at cost, and depreciated using the straight-line method over the estimated useful lives of the assets, which range from five to ten years. Maintenance and repairs are charged to operations as incurred, and major improvements are capitalized. Upon retirement, sale, or other disposition, the related cost and accumulated depreciation are eliminated from the respective accounts and any gain or loss on disposition is reflected in operations.

 Revenue Recognition--Mortgage Brokerage

  Revenue from mortgage brokerage transactions are recognized when the loan is funded and escrow on the related real estate transaction is closed.

                        EMB CORPORATION AND SUBSIDIARY

 Revenue and Cost Recognition--Land Held for Sale

  The Company expects that it will from time to time hold real estate for sale. Revenue from such sales will be recognized upon closing of the sale. Land acquisition costs have been capitalized and they will be charged to earnings when the related revenue is recognized. Other costs incurred in connection with the land are charged to earnings when incurred. The basis of the land held for sale has been determined based on cash paid of $10,000 and 208,250 shares of common stock given as consideration. A $4.00 per share value was determined by management to be a more clearly evident value in determining the basis for the land held for sale.

 Income Taxes

  Income taxes, are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 (SFAS
109), "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

 Per Share Information

  Net loss per common share amounts are computed by dividing net loss by the weighted average number of common and common equivalent shares outstanding in the period. Common stock equivalents consist of warrants granted. For the net loss per common share calculation there were no dilutive common stock equivalents.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B. DEVELOPMENT STAGE BUSINESS:

  During the Company's fiscal year ended September 30, 1995, its operations were not significant; therefore, the Company was considered in the development stage. During its fiscal 1996 year, the Company's operations were sufficient to now be considered an operating Company. The Company's efforts are concentrated in two areas in the mortgage loan industry. First, the development of the Company's M.A.X. software system. Second, the development of residential mortgage lending on a retail basis directly to consumers and on a wholesale basis to other mortgage brokers.

C. RECAPITALIZATION:

  Effective December 16, 1995, the Company acquired the net assets of Sterling Alliance Group, Ltd. for 3,375,000 shares of the Company's common stock.

  The Company previously did not have an operating business and, accordingly, has treated the transaction as a recapitalization of SAG and recorded the transaction at historical cost. Accordingly, the net assets acquired were accounted for in a manner similar to a pooling of interest.

                        EMB CORPORATION AND SUBSIDIARY

D. PROPERTY AND EQUIPMENT:

  Property and equipment are summarized as follows:

                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1996          1995
                                                     ------------- -------------
      Machinery and equipment.......................   $112,532       $30,160
      Furniture & fixtures..........................     71,317            --
                                                       --------       -------
                                                        183,849        30,160
      Less accumulated depreciation.................     34,486         4,468
                                                       --------       -------
      Property and equipment, net...................   $149,363       $25,692
                                                       ========       =======

E. LAND HELD FOR SALE:

  SAG acquired approximately five acres of undeveloped land in Riverside County, California on February 24, 1995 from Rancho Brisa Corp., an unrelated third party. SAG paid $10,000 cash, and issued 8,250 shares of their common stock as consideration. The land was subsequently collateralized against the $65,000 note payable to Howard C. Kuhle (See Note F).

  SAG also acquired approximately 61 acres of undeveloped land with water producing rights and three wells in Monterey County, California on December 11, 1995 from Golden River Corp., an unrelated third party. Each well can produce approximately 900,000 gallons of water per 24 hour period and the water supply is replenished annually from the run-off of the surrounding mountains. SAG issued 200,000 shares of their common stock as consideration.

F. NOTES PAYABLE:

  Notes payable are summarized as follows:

                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1996          1995
                                                     ------------- -------------
Note payable due to Frederic R. Weeth, interest at
 10%, no established repayment schedule, note past
 due, principal and any unpaid interest due on
 demand............................................     $26,250       $30,000
Note payable due to Thomas J. Donahue, interest at
 10%, no established repayment schedule, note past
 due, principal and any unpaid interest due on
 demand............................................      26,250        30,000
Note payable to Howard C. Kuhle, interest at 12%,
 interest only payable monthly, principal and any
 unpaid interest due March 1998, secured by deed of
 trust on Riverside County land....................      65,000        65,000
Note payable to Baronin Enterprises, Inc., interest
 at 8%, note past due, principal and any unpaid
 interest due on demand............................      50,000            --
Various notes payable to unrelated parties, no
 established repayment schedule, interest ranging
 from 8% to 11%....................................     191,293            --
                                                        -------       -------
                                                        358,793       125,000
  Less current portion.............................     293,793        60,000
                                                        -------       -------
                                                        $65,000       $65,000
                                                        =======       =======

                        EMB CORPORATION AND SUBSIDIARY

G. RELATED PARTY TRANSACTIONS:

  Related party receivable at September 30, 1996 and 1995 consists of amounts due from a related corporation of $129,687 and $54,889, respectively.

  Related party payable consists of certain operating expenses that were paid on behalf of the Company by a related corporation. During the year ended September 30, 1996 the Company issued common stock in lieu of payment.

H. INCOME TAXES:

  As discussed in Note A, the Company accounts for income taxes in accordance with SFAS 109. The provision for income taxes for the years ended September 30, 1996 and 1995 consists solely of the $800 minimum California franchise tax.

  Provisions for income taxes are summarized as follows:

                                                             YEAR ENDED
                                                     ---------------------------
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1996          1995
                                                     ------------- -------------
      Current income taxes..........................    $1,600         $800
      Deferred income taxes.........................        --           --
                                                        ------         ----
        Provision for income taxes..................    $1,600         $800
                                                        ======         ====

  As a result of adopting SFAS 109, the Company has recognized deferred tax assets for the tax effects of temporary differences for the years ended September 30, 1996 and 1995 as follows:

                                                            1996        1995
                                                         -----------  ---------
      Deferred tax assets:
        Net operating losses............................ $ 1,120,000  $ 120,000
                                                         -----------  ---------
        Gross deferred tax assets.......................   1,120,000    120,000
        Valuation adjustment............................  (1,120,000)  (120,000)
                                                         -----------  ---------
          Net deferred tax assets....................... $        --  $      --
                                                         ===========  =========

  The Company has net operating loss carryforwards remaining of approximately $2,800,000. The regular net operating loss carryforwards, which are approximately the same as the alternative net operating loss carryforwards, if not utilized, will expire as follows:

      2009........................................................... $  100,000
      2010...........................................................    200,000
      2011...........................................................  2,500,000
                                                                      ----------
                                                                      $2,800,000
                                                                      ==========

                        EMB CORPORATION AND SUBSIDIARY

I. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company subleases its facilities under an operating lease from an unrelated third party which expires in March, 1997. Rental expense for the year ended September 30, 1996 was $90,132.

  Minimum future rental payments under the sublease total approximately
$45,064.

  The noncancelable operating lease provides that the Company pays for property taxes, insurance and certain other operating expenses applicable to the leased premises.

 Capital Leases

  The Company acquired part of its equipment and furniture under capital lease obligations. The economic substance of the capital lease agreements is that the Company finances the acquisition by making monthly payments over a thirty-six month period. The assets are reflected as part of property and equipment. The following is an analysis of the book value of the leased assets included in property and equipment as of:

                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1996          1995
                                                     ------------- -------------
      Cost..........................................   $ 75,949       $18,068
      Accumulated depreciation......................    (23,450)       (1,506)
                                                       --------       -------
        Net Book Value..............................   $ 52,499       $16,562
                                                       ========       =======

 The future minimum lease payments under capitalized leases and the present value of the net minimum lease payments are as follows:

      YEAR ENDING SEPTEMBER 30,
      -------------------------
         1997....................................................        $39,927
         1998....................................................         30,356
         1999....................................................  3,469
                                                                   -----
                                                                          73,752
      Less amount representing interest..........................         15,103
                                                                         -------
                                                                          58,649
        Less current portion of capital lease....................         28,553
                                                                         =======
                                                                         $30,096
                                                                         =======

J. SUPPLEMENTAL CASH FLOW INFORMATION:

  Supplemental disclosures of cash flow information are summarized as follows:

                                                                 YEARS ENDED
                                                                SEPTEMBER 30,
                                                               ----------------
                                                                 1996    1995
                                                               -------- -------
Cash paid for interest and income taxes:
  Interest.................................................... $ 52,232 $ 2,164
  Income taxes................................................ $     -- $    --
Noncash investing and financing activities:
  Capital lease obligations incurred.......................... $ 57,881 $18,068
  Common stock issued for land................................ $800,000 $33,000
  Common stock issued for related party payable............... $232,018 $    --

                        EMB CORPORATION AND SUBSIDIARY

K. CAPITAL STOCK:

  The Company amended its Articles of Incorporation on May 21, 1996, which authorized the issuance of 35,000,000 shares of capital stock; 30,000,000 shares are no par value common stock and 5,000,000 shares are preferred stock. The preferred stock may be divided into and issued in one or more series. As of September 30, 1996 there were no shares of preferred stock issued or outstanding.

  On September 27, 1996 the Company effectuated a one for four (1:4) reverse stock split. The effect of this event has been retroactively applied for financial statement presentation on the statement of stockholders' equity (deficit).

L. STOCK OPTION, SAR AND STOCK BONUS PLAN:

  On April 29, 1996 the Board of Directors approved the "EMB Corporation 196 Stock Option, SAR and Stock Bonus Plan." Options and SAR's may be granted to employees and independent consultants. No options and SAR's shall be exercisable within six months from date of grant or more than ten years after date of grant. The option price of stock options shall in no event be less than 85%, and for incentive stock options shall in no event be less than 100% of the "fair market value" of the stock on the date of grant.

  The Company has reserved a total of 250,000 shares of common stock for issuances under the plan. As of September 30, 1996 no shares have been granted under the plan.

M. WARRANTS:

  As of September 30, 1996 there are 108,750 outstanding warrants to purchase 108,750 shares of no par value common stock at $2.00- $3.00 per share. No warrants have been exercised as of September 30, 1996.

N. MAJOR CUSTOMER:

  A major source of revenue for the Company is derived from the resale of retail mortgage loans to a single national mortgage lender. The loss of this business would have a material effect on the Company.

O. SUBSEQUENT EVENT:

  On December 30, 1996 the Company sold the Monterey land (which has been held for sale) to an unrelated third-party for $4,000,000. The Company received $800,000 cash and a note receivable for $3,200,000. The note receivable is secured by the property, bears interest at 12% per annum, and calls for ten equal annual installments of principal and interest of $422,867 commencing December 30, 1997, with the balance due on December 30, 2006.

===============================================================================

       No person has been authorized in connection with the offering made hereby to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                               ------------------

                               TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----
Summary..............................................................

The Company..........................................................

Use of Proceeds......................................................

Investment Considerations............................................

Capitalization.......................................................

Management's Discussion and Analysis
of Financial Condition and
Results of Operations................................................

Market Price.........................................................

Dividends............................................................

Business.............................................................

Management...........................................................

Principal Stockholders...............................................

Conflicts of Interest................................................

Description of Capital Stock.........................................

Legal Proceedings....................................................

Experts..............................................................

Additional Information...............................................

Financial Statements.................................................

UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
      -----------
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

================================================================================

================================================================================





                               3,375,000 SHARES
                                      OF
                                 COMMON STOCK











                                EMB CORPORATION


     ----------------------------------------------------------------

                                  PROSPECTUS
     ----------------------------------------------------------------







                               ___________, 1997




================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

       The Company is a Hawaii corporation. Section 415-48.5 of the Hawaii Business Corporation Act (the "HBCA") provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

       Article XIII of the Company's Restated Articles of Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents to the fullest extent allowed by the HBCA.

       Article III, Section 6 of the Company's By-Laws provides for extensive indemnification of its directors, officers, employees and agents.

       At the present time, the Company does not have any officer-director liability insurance, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------

       The estimated fees and expenses payable by the Company in connection with the distribution of the Common Stock registered hereunder are as follows:


       *Securities and Exchange Commission registration fee.......      $ 3,426

       *Legal fees and expenses...................................       12,000

       *Blue sky fees and expenses................................        1,500

       *Printing and engraving expenses...........................        3,000

       *Accounting fees and expenses..............................        2,000

       *Transfer agent and registrar fees.........................        1,000

       *Miscellaneous.............................................        2,000


                      TOTAL                                             $24,926
                                                                         ======

       --------------------
       *  Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.
          ---------------------------------------

          In February 1996, the Company issued 3,375,000 shares (post-split shares) of its Common Stock to Sterling Alliance Group, Ltd. in exchange for assets in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). In addition, the Company issued 821,825 shares of its Common Stock in exchange for cancellation of debt and for services during fiscal 1996 in reliance upon Section 4(2) under the Act.

          The Company offered up to $1,000,000 of its Common Stock and warrants in a limited offering made in reliance upon Rule 504 of Regulation D under the Act. During the fiscal year ended September 30, 1996, sales in the amount of $460,000 covering 125,000 shares of Common Stock, and warrants to purchase 108,750 shares of Common Stock from $2.00 to $3.00 per share during a period of 180 days have been made by the Company.

          During the fiscal year ended September 30, 1996, the Company issued 502,000 shares of Common Stock in reliance upon Rule 701 under the Act.

ITEM 27.  EXHIBITS.
          --------

     Exhibits:
     --------

     3.1 Restated Articles of Incorporation of EMB Corporation are incorporated by reference to Exhibit 3(i) to the Registrant's registration statement on Form 10-SB (No. 1-11883), filed with the Commission on June 28, 1996 (the "Form 10-SB").

     3.2     The Bylaws of the Registrant are incorporated by referenced to
             Exhibit 3(ii) of Form 10-SB of the Registrant.

     10(a) The Asset Acquisition Agreement dated December 16, 1995, with Sterling Alliance Group, Ltd. is incorporated herein by reference to Exhibit 10(a) to the Form 10-SB of the Registrant.

     10(b) The Appraisal Report dated April 22, 1996, of real property (61 acres) in County of Monterey, California by National Appraisal Service is incorporated herein by reference to Exhibit 10(b) to the Form 10-SB of the Registrant.

     10(c) The Appraisal Report as of December 7, 1994, of 4.89 acres in Counter of Riverside, California, by Tyna M. Stopnik is incorporated herein by reference to Exhibit 10(c) to the Form 10-SB of the Registrant.

     10(d) The License Agreement with Virtual Lending Technology, Inc. is incorporated herein by reference to Exhibit 10(d) to the Form 10-SB of the Registrant.

     10(e) The Seller Agreement between ICI Funding Corporation and EMB Mortgage Banc, Ltd. is incorporated herein by reference to Exhibit 10(e) to the Form 10-SB of the Registrant.

     10(f) The 1996 Stock Option, SAR and Stock Bonus Plan is incorporated herein by reference to Exhibit 10(f) to the Form 10-SB of the Registrant.

     10(g) The Sublease covering the executive offices of the Registrant expiring March, 1997 is incorporated herein by reference to Exhibit 10(g) to the Form 10-SB of the Registrant.

     10(h) The form of license agreement with customers of the Registrant is incorporated herein by reference to Exhibit 10(h) to the Form 10-SB of the Registrant.

     10(i) Residential Mortgage Loan Origination Agreement dated July 31, 1996, with Orange County Federal Credit Union is incorporated by reference to Exhibit 10(i) of Amendment No. 1 to the Form 10-SB of the Registrant.

     10(j) The Long Form Security (Installment) Land Contract with Power of Sale dated December 30, 1996, is incorporated herein by reference to Exhibit 7(c)(1) to the Form 8-K report of the Registrant filed on January 9, 1997.

     10(k)* The new Seller Agreement between ICI Funding Corporation and EMB Mortgage Corporation.

     11 Statement re: computation of per share earnings --Reference is made to the Statements of Operations of the Registrant for its fiscal year ended September 30, 1996, which are incorporated by reference herein.

     16 Letter on changes in certifying accountant is incorporated by reference to Exhibit 16 of Amendment No. 1 to the Form 10-SB of the Registrant.

     21.1 A description of the subsidiaries of the Registrant is incorporated herein by reference to Exhibit 21.1 to the Form 10-KSB of the Registrant.

     23.1*   Consent of Harlan & Boettger

     23.2*   Consent of Stephen A. Zrenda, Jr., P.C.

     23.3*  Consents of nominee directors

     24.1*  Power of Attorney (see signature page of this Registration
            Statement)

     27.    Financial Data Schedule is incorporated herein by reference to
            Exhibit 27 to the Form 10-KSB of the Registrant.

     ------------------------
     *Filed herewith


     (b) Reports on Form 8-K. The Registrant did not file any reports on Form 8-K during the last quarter of its fiscal year ended September 30, 1996. The Company filed a Form 8-K report on January 9, 1997, regarding the sale of its real property in Monterey, California.

     (b)    Financial Statement Schedules:

     The following financial statement schedules should be read in conjunction with the consolidated financial statements and notes thereto.

     Independent Auditors' Report

     Schedule V - Property and Equipment

     Schedule VI - Accumulated Depreciation and Amortization of Property and Equipment

     Schedule VIII - Valuation and Qualifying Accounts and Reserves

     Schedule IX - Short-term Borrowings


ITEM 28.    UNDERTAKINGS.
            ------------

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the 1933 Act or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California, on February 5, 1997.



Registrant:    EMB CORPORATION


          By:
               ---------------------------
               James E. Shipley, President



                             POWER OF ATTORNEY

          Each person whose signature appears below hereby constitutes and appoints James E. Shipley and B. Joe Wimer and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



Date:  February 5, 1997


By:
       -------------------------------     ----------------------------------
       James E. Shipley                    William V. Perry
       Director and President              Director and Executive Vice President



       -------------------------------     ----------------------------------
       B. Joe Wimer                        Bruce J. Brosky
       Director, Secretary, Treasurer,     Director and Vice President-
         Chief Financial Officer and         Marketing and
         Principal Accounting Officer        Public Relations



       --------------------------------
       Rory P. Hughes
       Director and Vice President-
         Research and Development